Exhibit 10.8

PURCHASE AGREEMENT

among

RUTH U. FERTEL, INC.,

and

THE GUARANTORS LISTED ON THE SIGNATURE PAGES HEREOF

and

GS MEZZANINE PARTNERS, L.P.

and

GS MEZZANINE PARTNERS OFFSHORE, L.P.

Dated as of September 17, 1999

Relating to:

$45,000,000 Aggregate Principal Amount of

13% Senior Subordinated Notes Due 2006

and

Warrants to Purchase 28,301.887 Shares of Common Stock

-i-

-ii-

4.21	AFFILIATE TRANSACTIONS	52
4.22	MATERIAL CONTRACTS	52
4.23	NO CHANGES TO APPLICABLE LAW	52
4.24	INDEBTEDNESS	53
4.25	FEES	53
4.26	LABOR AND EMPLOYMENT MATTERS	53
4.27	BROKERAGE FEES	53
4.28	YEAR 2000 COMPLIANCE	53

SECTION 5. REPRESENTATIONS OF THE PURCHASERS		54

5.1	PURCHASE FOR INVESTMENT	54
6.1	FUTURE REPORTS TO PURCHASERS	55

SECTION 7. OTHER AFFIRMATIVE COVENANTS		58

7.1	PRESERVATION OF CORPORATE EXISTENCE AND FRANCHISES	58
7.2	MAINTENANCE OF PROPERTIES	58
7.3	TAXES	58
7.4	BOOKS, RECORDS AND ACCESS	59
7.5	COMPLIANCE WITH LAW	60
7.6	INSURANCE	60
7.7	OFFER TO REPURCHASE UPON CHANGE OF CONTROL	60
7.8	BOARD REPRESENTATION	62
7.9	OFFER TO PURCHASE BY APPLICATION OF EXCESS PROCEEDS	64
7.10	POST-CLOSING SUBSIDIARY GUARANTEES	66

SECTION 8. NEGATIVE COVENANTS		67

8.1	STAY, EXTENSION AND USURY LAWS	67
8.2	RESTRICTED PAYMENTS	67
8.3	DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES	70
8.4	INCURRENCE OF ADDITIONAL INDEBTEDNESS	72
8.5	ASSET SALES	72
8.6	TRANSACTIONS WITH AFFILIATES	74
8.7	LIMITATION ON LIENS	77
8.8	PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT	78
8.9	MERGER, CONSOLIDATION, OR SALES OF ASSETS	78

SECTION 9. PROVISIONS RELATING TO RESALES OF SECURITIES		80

9.1	PRIVATE OFFERINGS	80
9.2	REGISTRATION RIGHTS AGREEMENTS	81
9.3	EXCHANGE RIGHT	81

SECTION 10. THE NOTES		82

10.1	FORM AND EXECUTION	82
10.2	TERMS OF THE NOTES	82
10.3	DENOMINATIONS	82
10.4	FORM OF LEGEND FOR THE NOTES	83
10.5	PAYMENTS AND COMPUTATIONS	83
10.6	REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE	83
10.7	TRANSFER RESTRICTIONS	84
10.8	MUTILATED, DESTROYED, LOST AND STOLEN NOTES	86
10.9	PERSONS DEEMED OWNERS	87
10.10	CANCELLATION	87
10.11	HOME OFFICE PAYMENT	87

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SECTION 11. EVENTS OF DEFAULT; REMEDIES		88

11.1	EVENTS OF DEFAULT	88
11.2	REMEDIES	90
11.3	WAIVER OF EXISTING DEFAULTS	91
11.4	NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS	91

SECTION 12. REDEMPTION		91

12.1	RIGHT OF REDEMPTION	91
12.2	PARTIAL REDEMPTIONS	92
12.3	NOTICE OF REDEMPTION	92
12.4	DEPOSIT OF REDEMPTION PRICE	92
12.5	NOTES PAYABLE ON REDEMPTION DATE	92
12.6	NOTES REDEEMED IN PART	93

SECTION 13. SUBORDINATION OF NOTES		93

13.1	NOTES SUBORDINATE TO SENIOR INDEBTEDNESS	93
13.2	PAYMENT OVER OF PROCEEDS UPON DISSOLUTION, ETC.	93
13.3	NO PAYMENT WHEN SENIOR INDEBTEDNESS IN DEFAULT	94
13.4	PAYMENT PERMITTED IF NO DEFAULT	96
13.5	SUBROGATION TO RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS	96
13.6	PROVISIONS SOLELY TO DEFINE RELATIVE RIGHTS	96
13.7	NO WAIVER OF SUBORDINATION PROVISIONS	97
13.8	RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT	97
13.9	RELIANCE BY HOLDERS OF SENIOR INDEBTEDNESS ON SUBORDINATION PROVISIONS	97

SECTION 14. SUBSIDIARY GUARANTEES		98

14.1	SUBSIDIARY GUARANTEES	98
14.2	EXECUTION AND DELIVERY OF SUBSIDIARY GUARANTEES	99
14.3	GUARANTORS MAY CONSOLIDATE, ETC. ON CERTAIN TERMS	99
14.4	RELEASES OF SUBSIDIARY GUARANTEES	100
14.6	LIMITATION ON GUARANTOR LIABILITY	101
14.7	ENDORSEMENT OF SUBSIDIARY GUARANTEES	102

SECTION 15. EXPENSES, INDEMNITY AND CONFIDENTIALITY		102

15.1	EXPENSES	102
15.2	INDEMNIFICATION	102
15.3	NOTIFICATION	103
15.4	CONFIDENTIALITY	104

SECTION 16. MISCELLANEOUS		105

16.1	NOTICES	105
16.2	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	106
16.3	NO WAIVER; REMEDIES CUMULATIVE	106
16.4	AMENDMENTS, WAIVERS AND CONSENTS	106
16.5	COUNTERPARTS	107
16.6	REPRODUCTION	107
16.7	HEADINGS	107
16.8	SURVIVAL OF COVENANTS AND INDEMNITIES	107
16.9	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE	108
16.10	SEVERABILITY	109
16.11	ENTIRETY	109
16.12	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	109
16.13	CONSTRUCTION	109
16.14	INCORPORATION	109

-iv-

Page
EXHIBITS:
Exhibit A -	Form of Note
Exhibit B -	Form of Warrant
Exhibit C -	Form of Exchange and Registration Rights Agreement
Exhibit D -	Form of MDCP Registration Rights Agreement
Exhibit E -	Form of Shareholders Agreement
Exhibit F -	Form of Supplemental Agreement
Exhibit G -	Form of Notation of Subsidiary Guarantee
Exhibit H -	Amended and Restated Articles of Incorporation
Exhibit 3.3(a) -	Form of Officers’ Certificate
Exhibit 3.3(b) -	Form of Secretary’s Certificate
Exhibit 3.4 -	Form of Opinions of Counsel to Company

SCHEDULES:

Schedule A -	Primary and fully diluted ownership of Common Stock and New Preferred Stock
Schedule B -	Information relating to the Purchasers
Schedule 4.1 -	Existence and Good Standing
Schedule 4.3 -	Company and Subsidiaries
Schedule 4.5 -	Consents
Schedule 4.8 -	Proceedings and Documents
Schedule 4.9 -	Title to Properties
Schedule 4.12 -	Plans
Schedule 4.14 -	Suppliers and Franchisees
Schedule 4.16 -	Insurance
Schedule 4.18 -	Existing Indebtedness
Schedule 4.21 -	Affiliate Transactions
Schedule 4.22 -	Material Contracts
Schedule 4.26 -	Labor Matters
Schedule 4.27 -	Broker’s Fee

-v-

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of September 17, 1999 (this “Agreement”), among Ruth U. Fertel, Inc., a Louisiana corporation, together with its permitted successors and assigns, the “Company”), the Guarantors (as hereinafter defined) listed on the signature pages hereof as Guarantors, GS Mezzanine Partners, L.P., a limited partnership organized under the laws of Delaware (“GS Mezzanine”), and GS Mezzanine Partners Offshore, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“GS Mezzanine Offshore” and, collectively with GS Mezzanine, the “Purchasers”).

RECITALS

WHEREAS, the Company has entered into a Transaction and Merger Agreement, dated as of July 16, 1999, (as amended through September 17, 1999, the “Merger Agreement”), with Madison Dearborn Capital Partners III, L.P., a Delaware limited partnership, Madison Dearborn Special Equity III, L.P., a Delaware limited partnership, and Special Advisors Fund I, L.L.C., a Delaware limited liability company (collectively, “MDCP”), and RUF Merger Corp., a Louisiana corporation (the “Merger Sub”) and the other parties named therein.

WHEREAS, the Merger Agreement provides for a merger of the Merger Sub with and into the Company (the “Merger”), with the Company being a Surviving Corporation (as defined in the Merger Agreement) pursuant to which (a) the Shareholders who are listed on Annex 3.4 to the Merger Agreement (the “Continuing Shareholders”) will receive 58,802.340 shares of Class A Common Stock, par value $0.01 per share, of the Surviving Corporation (“Class A Common Stock”) and 5,691.97660 shares of the Series B Junior Cumulative Preferred Stock, par value $0.01 per share, of the Surviving Corporation (“Junior Preferred Stock”) having an aggregate liquidation preference equal to $5,691,976.60, the Junior Preferred Stock having the terms set forth in the Amended and Restated Articles of Incorporation of the Company set forth in Exhibit H hereto (the “Articles”) effective as of the closing of the Merger, (b) the Company will issue, and MDCP will purchase for cash, 441,197.661 shares of Class A Common Stock for an aggregate purchase price of $4,411,976.61, (c) the Company will issue, and MDCP will purchase for cash 42,707.25939 shares of Junior Preferred Stock, having an aggregate liquidation preference equal to $42,707,259.39, for an aggregate purchase price of $42,707,259.39, and (d) the Company will issue, and First Union Investors, Inc. (“First Union”) will purchase for cash, 20,000 newly-issued shares of Series A Senior Cumulative Preferred Stock, par value $0.01 per share of the Surviving Corporation, having an aggregate liquidation preference equal to $20,000,000 (the “Senior Preferred Stock,” and together with the Junior Preferred Stock, the “New Preferred Stock”) and a

Warrant, having an exercise price of $0.01 per share (the “First Union Warrant”), to purchase up to 6.0% of fully diluted outstanding shares of Common Stock, for an aggregate purchase price of $20,000,000, the Senior Preferred Stock having the terms set forth in the Articles (the transactions set forth in clauses (a) through (d) hereof, the “Equity Financing”).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company will sell $45,000,000 aggregate principal amount of its 13% Senior Subordinated Notes due 2006 in the form of Exhibit A hereto (together with all notes issued in exchange or replacement therefor, the “Notes”) and Warrants to purchase 28,301.887 shares of Common Stock (together with all warrants issued in exchange or replacement therefor, the “Warrants”), and (c) the Company will enter into the Credit Agreement with the banks who are parties thereto under which an amount equal to $72,000,000 minus fees and expenses will be disbursed to the Company at the Closing.

WHEREAS, the Notes are to be guaranteed on a senior subordinated basis by the Company’s Restricted Subsidiaries pursuant to Section 14 of this Agreement.

WHEREAS, (a) the holders of the Notes will from time to time be entitled to the benefits of the Exchange and Registration Rights Agreement in the form of Exhibit C hereto (as amended, supplemented and modified from time to time, the “Exchange and Registration Rights Agreement”), among the Company, the Company’s Restricted Subsidiaries who are parties to this Agreement and the Purchasers, and (b) the holders of shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), First Union and other holders of Common Stock will from time to time be entitled to the benefits of the MDCP Registration Rights Agreement in the form of Exhibit D hereto, (as amended, supplemented and modified from time to time, the “MDCP Registration Rights Agreement”), among the Company, MDCP, First Union, the Purchasers and the other investors named therein.

WHEREAS, the Company, MDCP, First Union, the Purchasers and the Continuing Shareholders named therein will enter into a Shareholders Agreement in the form of Exhibit E hereto (as amended, supplemented or modified from time to time, the “Shareholders Agreement”) for the purpose (among others) of granting certain rights and benefits to First Union and the Purchasers and defining the manner and terms by which the Company’s Capital Stock may be transferred.

WHEREAS, after consummation of the transactions described above, the ownership of Common Stock and New Preferred Stock on a primary and fully diluted basis shall be as set forth in Schedule A hereto, and no other Common Stock or Preferred Stock will be issued or outstanding.

WHEREAS, the Company has duly authorized the creation and issuance of the Notes and the Warrants and the execution and delivery of this Agreement, the

Exchange and Registration Rights Agreement, the MDCP Registration Rights Agreement and the Shareholders Agreement, and the Company’s Restricted Subsidiaries who are parties to this Agreement have duly authorized the execution and delivery of this Agreement and the Exchange and Registration Rights Agreement.

NOW THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires:

“Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501 (a) under the Securities Act.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries (a) existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with or into the Company or any of its Subsidiaries or (b) that is assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, in no event will the Purchasers or any of their Affiliates be deemed to be an Affiliate of the Company.

“Affiliate Transaction” is defined in Section 8.6.

“Applicable Law” means all laws, statutes, treaties, rules, codes (including building codes), ordinances, regulations, certificates, orders and licenses of, and interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority (including environmental laws and those pertaining to health or safety) applicable to the Company or any of its Subsidiaries or any of their property, assets or operations.

“Articles” is defined in the second recital to this Agreement.

“Asset Acquisition” means (i) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (ii) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment (other than in connection with a mortgage, pledge, lien or security interest pursuant to the Credit Agreement or any Refinancing thereof) or other transfer for value by the Company or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (i) any Capital Stock of any Restricted Subsidiary of the Company; or (ii) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1,500,000; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 8.10; (c) any Restricted Payment permitted by Section 8.2 or that constitutes a Permitted Investment; and (d) sales of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are no longer either used or useful in the business of the Company or its Restricted Subsidiaries.

“Asset Sale Offer” is defined in Section 7.9(a).

“Asset Sale Offer Trigger Date” is defined in Section 8.5(c).

“Audit Date” means December 27, 1998.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state bankruptcy, insolvency, reorganization or other law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Holders.

“Business Day” means any day other than a Legal Holiday.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash Equivalents” means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-l from S&P or at least P-l from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

“Change of Control” means the occurrence of any of the following: (i) any sale, lease, exchange or other transfer (other than in connection with a grant of security interest or pledge pursuant to the Credit Agreement or any Refinancing thereof) (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement), other than to the Permitted Holders or their Related Parties: (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Agreement); (iii) any Person or Group (other than the Permitted Holders or their Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by the Permitted Holders or a vote of a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Change of Control Offer” is defined in Section 7.7(a).

“Change of Control Payment” is defined in Section 7.7(a).

“Change of Control Payment Date” is defined in Section 7.7(b)(ii).

“Class A Common Stock” is defined in the second recital to this Agreement.

“Class B Common Stock” is defined in Section 4.2.

“Closing” is defined in Section 2.3(a).

“Closing Date” is defined in Section 2.3(a).

“Closing Payment” means, with respect to each Purchaser, an amount equal to 3% of the aggregate principal amount of Notes purchased as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Closing Date or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock. Unless the context otherwise requires, “Common Stock” means Class A Common Stock and Class B Common Stock.

“Company” shall have the meaning assigned in the preamble to this Agreement.

“Company Indemnified Person” is defined in Section 15.2(b).

“Company Party” is defined in Section 4.4(f).

“Consolidated” or “consolidated” (including the correlative term “consolidating”) or on a “consolidated basis”, when used with reference to any financial term in this Agreement (but not when used with respect to any tax return or tax liability), means the aggregate for two or more Persons of the amounts signified by such term for all such Persons, with inter-company items eliminated and, with respect to net income or earnings, after eliminating the portion of net income or earnings properly attributable to minority interests, if any, in the capital stock of any such Person or attributable to shares of preferred stock of any such Person not owned by any other such Person, in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of: (i) Consolidated Net Income; and (ii) to the extent Consolidated Net Income has been reduced thereby: (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains); (B) Consolidated Interest Expense; (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; (D) certain non-recurring charges incurred by the Company prior to the Transactions to the extent such charges were deducted in computing such Consolidated Net Income and limited to legal fees and litigation costs, management and professional fees, non-cash executive compensation, one-time management infrastructure expansion, non-cash write off of restaurant assets and other charges, in an aggregate amount not to exceed $4,000,000 and (E) any non-recurring, cash charges in connection with the Transactions incurred by the Company prior to the three month anniversary of the Closing Date.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to: (i) the Incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any Incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the Incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and (ii) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition) giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) Incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by such Person during such period and to be achieved by such Person and with respect to the acquired assets, all as determined in good faith by a responsible financial or accounting officer of the Company attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the Incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the Incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly Incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”: (A) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (B) notwithstanding clause (A) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (i) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs); plus (ii) the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of such Person paid or scheduled to be paid during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of the interest expense of such

Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including, without limitation: (A) any amortization of debt discount (including the amortization of costs relating to interest rate caps or other similar agreements), (B) the net costs under Interest Swap Obligations; (C) all capitalized interest: and (D) the interest portion of any deferred payment obligation, but excluding amortization or write-off of debt issuance costs, and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, minus (iii) interest income for such period.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and before any reduction in respect of non-cash dividends on preferred stock; provided that there shall be excluded therefrom: (i) after-tax gains or losses from Asset Sales (without regard, to the $1,500,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto; (ii) items classified as extraordinary, nonrecurring or unusual gains or losses on an after-tax basis (including, but not limited to, fees and expenses related to the Transactions and non-cash charges related to the acceleration of the vesting of options); (iii) the net income of any Person acquired in a “pooling-of-interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person; (iv) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends and the making of loans or advances or similar distributions, loans or advances by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise; (v) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person; (vi) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and (vii) the effect of changes in accounting principles after the Closing Date.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Continuing Shareholders” is defined in the second recital to this Agreement.

“Contract” is defined in Section 4.5.

“Controlling Person” is defined in Section 15.2(a).

“Credit Agreement” means the Credit Agreement dated as of the Closing Date, between the Company, the lenders party thereto in their capacities as lenders thereunder, and Bankers Trust Company, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any amendment, supplement, modification or agreement adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder or extending the maturity of, refinancing, replacing or otherwise restructuring (other than, in any such case, increasing the amount of available borrowings thereunder permitted to be incurred and remain outstanding under clauses (ii) and (xiv) of the definition of “Permitted Indebtedness”), all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Documents” means the Credit Agreement and all certificates, instruments, and other documents and agreements made and delivered in connection therewith and related thereto.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) and/or letters of credit or banker’s acceptances.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Custodian” is defined in Section 1l.l(h).

“Default” means any event, act or condition that is, or with the giving of notice, lapse of time or both would constitute, an Event of Default.

“Default Amount” is defined in Section 11.2.

“Designated Non-cash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary. Such Officers’ Certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Non-cash Consideration with a fair market value in excess of $10,000,000. A particular item of Designated Non-cash Consideration shall no longer be considered to be outstanding when it has been sold for cash or redeemed or paid in full in the case of non-cash consideration in the form of promissory notes or equity.

“Designated Senior Indebtedness” means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Indebtedness as “Designated Senior Indebtedness” by the Company.

“Director” means a member of the Board of Directors.

“Disclosure Schedule” means all schedules to this Agreement.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or Asset Sale), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or Asset Sale) on or prior to the final maturity date of the Notes. The New Preferred Stock as in effect on the date of this Agreement will not constitute Disqualified Capital Stock for purposes of this Agreement.

“Enforceability Exceptions” means, with respect to any specified obligation, any limitations on the enforceability of such obligation due to bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles.

“Environmental Laws” means any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any legally binding judicial or written administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986,42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the

Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any violation of or liability under any Environmental Law or under any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Substances.

“Equity Financing” is defined in the second recital to this Agreement.

“Equity Offering” means a public offering of Qualified Capital Stock (other than public offerings with respect to the Company’s Common Stock on Form S-8) of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” is defined in Section 4.12(a).

“Event of Default” is defined in Section 11.1.

“Excess Proceeds” is defined in Section 8.5(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange and Registration Rights Agreement” is defined in the fifth recital to this Agreement.

“Exchange Guarantees” means the guarantees issued in the Exchange Offer.

“Exchange Note Offering” means an offering of the Exchange Notes without registration under the Securities Act.

“Exchange Notes” means the notes issued in the Exchange Offer.

“Exchange Offer” is defined in the Exchange and Registration Rights Agreement.

“Exchange Offer Registration Statement” is defined in the Exchange and Registration Rights Agreement.

“Existing Indebtedness” is defined in Section 4.18.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction between a willing seller and a willing and able buyer.

“Financial Statements” is defined in Section 4.6.

“Financing Documents” means collectively, this Agreement, the Exchange and Registration Rights Agreement, the MDCP Registration Rights Agreement, the Shareholders Agreement, the Notes, the Warrants, the Warrant Shares, the Exchange Notes and the Exchange Guarantees, and all certificates, instruments, financial and other statements and other documents made and delivered in connection herewith and therewith.

“First Union” is defined in the third recital to this Agreement.

“First Union Warrant” is defined in the second recital to this Agreement.

“Fiscal Month” means a monthly fiscal period of the Company and its Subsidiaries ending on the last Sunday in each calendar month.

“Fiscal Quarter” means a quarterly fiscal period of the Company and its Subsidiaries ending on the last Sunday in each March, June, September and December of each calendar year.

“Fiscal Year” shall mean the fiscal year of the Company and its Subsidiaries ending on the last Sunday in each December of each calendar year.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other successor entity as may be approved by the accounting profession of the United States, as in effect from time to time.

“Governmental Authority” means (a) the government of the United States of America or any State or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which the Company or any of its Subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any of its Subsidiaries or (c) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to, any such government.

“GS Mezzanine” is defined in the preamble to this Agreement.

“GS Mezzanine Offshore” is defined in the preamble to this Agreement.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantor” means each of (i) the Company’s Restricted Subsidiaries as of the Closing Date: and (ii) the Company’s Restricted Subsidiaries that in the future executes a Supplemental Agreement pursuant to Section 14.2 wherein such Restricted Subsidiary agrees to be bound by the terms of this Agreement as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Agreement.

“Guarantor Senior Indebtedness” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on Indebtedness of such Guarantor, whether outstanding on the Closing Date or thereafter Incurred (unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor) in respect of: (i) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (including Guarantees thereof); (ii) any Obligations of such Guarantor evidenced by bonds, debentures, notes or other similar instruments; (iii) any Capitalized Lease Obligations of such Guarantor; (iv) all Interest Swap Obligations (and Guarantees thereof); and (v) all obligations (and Guarantees thereof) under Currency Agreements, in each case whether outstanding on the Closing Date or thereafter incurred. Notwithstanding the foregoing, “Guarantor Senior Indebtedness” shall not include: (i) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor; (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Facilities (including the Credit Agreement); (iii) Indebtedness to trade creditors and other amounts Incurred in connection with obtaining goods, materials or services; (iv) Indebtedness represented by Disqualified Capital Stock; (v) any liability for federal, state, local or other taxes owed or owing by such Guarantor; (vi) that portion of any Indebtedness Incurred in violation of Section 8.4 (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative shall have received an Officers’ Certificate of the

Company to the effect that the Incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of this Agreement); (vii) Indebtedness which, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

“Hazardous Substances” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar meaning and effect, under any applicable Environmental Law; and (c) any other chemical, material or substance, the Release of which is prohibited, limited or regulated by any Environmental Law.

“Holder” means a Person in whose name a Note is registered on the Security Register.

“Incur” is defined in Section 8.4. “Incurred” and “Incurrence” shall have correlative meanings.

“Indebtedness” means, with respect to any Person, without duplication: (i) all Obligations of such Person for borrowed money (including, without limitation, Senior Indebtedness); (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Capitalized Lease Obligations of such Person; (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business); (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vi) Guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below; (vii) all Obligations of any other Person of the type referred to in clauses (i) through (v) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured; and (viii) all Obligations under currency agreements and interest swap agreements of such Person. Notwithstanding anything to the contrary contained in this definition, Indebtedness shall not include any contingent purchase price obligations or other earn-out obligations of the Company and its Restricted Subsidiaries in connection with acquisitions, which obligations are not required to be included as indebtedness on the face of the Company consolidated balance sheet in accordance with GAAP.

“Indemnified Person” is defined in Section 15.2.

“Independent Financial Advisor” means an accounting, appraisal, valuation or investment banking firm: (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (ii) which, in the judgment of the Board of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Institutional Accredited Investors” is defined in Section 9.l(a).

“Institutional Investor” means (a) any original purchaser of a Note and any transferee that is an Affiliate of any original purchaser, (b) any holder of a Note holding more than 25% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company or investment fund, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form organized under the laws of the United States or a State thereof, in each case in this clause (c), with capital and surplus in excess of $150,000,000.

“Intellectual Property” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all franchises, permits, trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Interest Payment Date” is defined in Exhibit A hereto.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For purposes of Section 8.2: (i) “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of the Company and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of the Company at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company; and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Junior Preferred Stock” is defined in the second recital to this Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If any payment date in respect of the Notes is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement.

“Management Employment Contracts” shall mean each of the employment agreements dated as of July 16, 1999, and with respect to Ruth U. Fertel, as amended as of September 17, 1999, by and between the Company and each of Ruth U. Fertel and William L. Hyde, Jr.

“Management Options” shall mean the options to purchase shares of Common Stock issued by the Company to certain management employees of the Company, which Management Options will have the terms set forth in Exhibit A of the Shareholders Agreement.

“Material” means material in relation to the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the rights or remedies of the Purchasers or Holders or the ability of the Company and its Subsidiaries taken as a whole to perform their respective obligations to the Purchasers and the Holders under any of the Financing Documents.

“Material Contracts” means any agreements, contracts or arrangements between the Company or its Subsidiaries, on the one hand, and any third parties on the other that are Material.

“Maturity”, when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise (including in connection with any offer to purchase that this Agreement requires the Company to make).

“MDCP” is defined in the first recital to this Agreement.

“MDCP Registration Rights Agreement” is defined in the fifth recital to this Agreement.

“Merger” is defined in the second recital to this Agreement.

“Merger Agreement” is defined in the first recital to this Agreement.

“Merger Documents” means the Merger Agreement and all certificates, instruments, and other documents made and delivered in connection therewith.

“Merger Sub” is defined in the first recital to this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions or has within preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of: (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions); (ii) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements; (iii) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale; (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and (v) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale.

“New Documents” is defined in Section 9.3.

“New Preferred Stock” is defined in the second recital to this Agreement.

“Nominee” is defined in Section 7.8(a).

“Nominee Notice” is defined in Section 7.8(b).

“Non-Voting Observer” is defined in Section 7.8(g).

“Notation of Subsidiary Guarantee” is defined in Section 14.7.

“Notes” is defined in the third recital to this Agreement.

“Notes Payment” is defined in Section 13.2.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer Amount” is defined in Section 7.9(a).

“Offer Period” is defined in Section 7.9(a).

“Officers’ Certificate” of any Person means a certificate signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, or any Vice President, and by the Chief Financial Officer, Treasurer, the Secretary or an Assistant Secretary (or any such other officer that performs similar duties) and delivered to the Holders. One of the officers signing an Officers’ Certificate given pursuant to Section 6.1(b) shall be the principal executive, financial or accounting officer of the Company. Unless the context otherwise requires, each reference herein to an “Officers’ Certificate” means an Officers’ Certificate of the Company. References herein, or in any Note, to any officer of a Person that is a partnership or limited liability company means such officer of the partnership or, if none, of a general partner or managing member of the partnership or limited liability company authorized thereby to act on its behalf.

“Options” is defined in the second recital to this Agreement.

“Outstanding”, when used with respect to the Notes, means, as of the date of determination, all Notes theretofore executed and delivered under this Agreement, except:

(i) Notes theretofore cancelled by the Company or delivered to the Company for cancellation;

(ii) Notes for whose payment or redemption money in the necessary amount has been theretofore set aside by the Company with a third party in trust for the Holders of such Notes; provided that if such Notes are to be redeemed, notice of such redemption has been duly given as provided in this Agreement; and

(iii) Notes which have been paid pursuant to Section 10.8 or in exchange for or in lieu of which other Notes have been executed and delivered pursuant to this Agreement;

provided, however, that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Company shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Company knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Required Holders the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Payment Blockage Period” is defined in Section 13.3.

“Permits” means all licenses, permits, certificates of need, approvals and authorizations from all Governmental Authorities required to lawfully conduct a business as presently conducted.

“Permitted Holders” means MDCP and its Affiliates, and Ms. Ruth U. Fertel.

“Permitted Indebtedness” means, without duplication, each of the following: (i) Indebtedness under the Notes and the Guarantees and, after giving effect to the Exchange Offer, the Exchange Notes and the Exchange Guarantees; (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $92,000,000 (and all guarantees of such Indebtedness) less the amount of all term loan repayments and permanent commitment reductions under the Credit Agreement with the Net Cash Proceeds of an Asset Sale applied thereto to the extent required by the Section 8.5; provided that the amount of Indebtedness permitted to be Incurred pursuant to the Credit Agreement in accordance with this clause (ii) shall be in addition to any Indebtedness permitted to be Incurred pursuant to the Credit Agreement in reliance on and in accordance with clause (xiv) below; (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Closing Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon; (iv) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on their outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not at the time of the Incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relates; (v) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; (vi) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien held by a Person other than the Company, a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement; provided that if as of any date any Person other than the Company, a

Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness; (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company obligations under this Agreement and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Agreement owns or holds any such Indebtedness or any Person holds a Lien (other than a Lien in favor of the lenders or collateral agent under the Credit Agreement) in respect of such Indebtedness, such date shall be deemed the Incurrence of Indebtedness not constituting Permitted Indebtedness by the Company; (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of Incurrence; (ix) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business; (x) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries Incurred in the ordinary course of business not to exceed $5,000,000 at any one time outstanding; provided that all or a portion of the $5,000,000 permitted to be Incurred pursuant to this clause (x) may, at the option of the Company, be Incurred under the Credit Agreement instead of pursuant to Capitalized Lease Obligations or Purchase Money Indebtedness; (xi) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary of the Company (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition; (xii) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof); (xiii) Refinancing Indebtedness; and (xiv) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding (which amount may, but need not, be Incurred in whole or in part under the Credit Agreement). For purposes of determining compliance with Section 8.4, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xiv) above or is entitled to be Incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 8.4, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such test. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 8.4.

“Permitted Investments” means: (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company; (ii) Investments by the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company; provided that such Person’s sole businesses to own or franchise one or more the Company restaurants; (iii) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and this Agreement; (iv) Investments in cash and Cash Equivalents; (v) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1,500,000 at any one time outstanding, and loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes to cover reasonable recruitment, travel and relocation expenses; (vi) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with this Agreement; (vii) additional Investments (including joint ventures) not to exceed $10,000,000 at any one time outstanding; (viii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (ix) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 8.5 or any Investment made by the Company or any Restricted Subsidiary in connection with a transaction that would be an Asset Sale if it involved aggregate consideration of $1,500,000 or more; (x) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with this Agreement; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation; (xi) repurchases of Capital Stock of the Company deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; (xii) Investments made by the Company or any Restricted Subsidiary in connection with purchase price adjustments, contingent purchase price payments or other earn-out payments required in connection with Investments otherwise permitted under this Agreement; (xiii) Investments in securities received in settlement of trade obligations in the ordinary course of business; (xiv) any Investment existing on the date of this Agreement; (xv) negotiable instruments held for deposit or collection in the ordinary course of business; and (xvi) Investments in the Notes and the Exchange Notes.

“Permitted Liens” means the following types of Liens: (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (iv) judgment Liens not giving rise to an Event of Default; (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation; (vii) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness

permitted pursuant to clause (x) of the definition of “Permitted Indebtedness”; provided, however, that in the case of Purchase Money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing; (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off; (xi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Agreement; (xii) Liens in the ordinary course of business not exceeding $7,500,000 at any one time outstanding that (a) are not Incurred in connection with borrowing of money and (b) do not materially detract from the value of the property or materially impair its use; (xiii) Liens securing Indebtedness under Currency Agreements permitted under this Agreement; (xiv) Liens securing Acquired Indebtedness Incurred in accordance with Section 8.4; provided that: (a) such Liens secured such Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and (b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are not materially more favorable to the lienholders than those securing the Acquired Indebtedness prior to the Incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; (xv) Liens securing Indebtedness permitted to be Incurred pursuant to clauses (ii) and (xiv) of the definition of “Permitted Indebtedness;” (xvi) leases or subleases granted to others that do not materially interfere with the ordinary course of business in the Company and its Restricted Subsidiaries; (xvii) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xviii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods; (xix) Liens securing Indebtedness of Subsidiaries of the Company organized outside of the United States incurred in accordance with this Agreement; and (xx) Liens existing on the date of this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Plan” is defined in Section 4.12(a).

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“principal amount” means, when used with respect to any particular Note, the principal amount of such Note at its Stated Maturity.

“Private Offering” is any offering by any of the Purchasers of some or all of the Notes or Warrants without registration under the Securities Act.

“Proceeding” is defined in Section 13.2.

“property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Date” is defined in Section 7.9(a).

“Purchase Price” is defined in Section 2.2.

“Purchasers” is defined in the preamble to this Agreement.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Institutional Buyer” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144 A.

“Redemption Date”, when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Agreement.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Agreement.

“Reference Date” is defined in Section 8.2(a).

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness Incurred in accordance with Section 8.4 (other than pursuant to clauses (ii), (v), (vi). (vii), (viii), (ix), (x) (xi) or (xii)) of the definition of “Permitted Indebtedness”), in each case that does not:

(i) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company and its Subsidiaries in connection with such Refinancing); or

(ii) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Regular Record Date” is defined in Exhibit A hereto.

“Regulation S” means Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” means the disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.

“Related Party” means (i) any controlling shareholders, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or (ii) any trust, corporation, partnership or other entity, the beneficiaries, shareholders, partners, owners or Persons beneficially holding 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

“Replacement Notes” is defined in Section 9.3.

“Representative” means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness designated as such by notice to the Holders; provided that if, and for so long as any Designated Senior Indebtedness lacks such a representative then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

“Required Holders” means Holders holding a majority in aggregate principal amount of the Notes at the time Outstanding.

“Restricted Payments” is defined in Section 8.2(a).

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“sale” is defined in Section 10.7(a).

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Securities” means the Notes and the Warrants, collectively.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“security document” means all instruments and agreements now or at any time hereafter securing the whole or part of any Obligations.

“Security Register” is defined in Section 10.6(a).

“Senior Indebtedness” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under Applicable Law) on Indebtedness of the Company, whether outstanding on the Closing Date or thereafter Incurred (unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes) in respect of:

(i) all monetary obligations of every nature of the Company under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

(ii) any Obligation of the Company evidenced by bonds, debentures, notes or other similar instruments;

(iii) any Capitalized Lease Obligations of the Company;

(iv) all Interest Swap Obligations (including Guarantees thereof); and

(v) all obligations under the Currency Agreements (including Guarantees thereof),

in each case whether outstanding on the Closing Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Indebtedness” shall not include:

(i) any Indebtedness of the Company to a Subsidiary of the Company;

(ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation) other than a shareholder who is a lender (or an Affiliate of a lender) under the Credit Facilities (including the Credit Agreement);

(iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

(iv) Indebtedness represented by Disqualified Capital Stock;

(v) any liability for federal, state, local or other taxes owed or owing by the Company;

(vi) that portion of any Indebtedness Incurred in violation of this Agreement provisions set forth in Section 8.4 (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such obligation or their representative shall have received an officers’ certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not, violate such provisions of this Agreement;

(vii) Indebtedness which, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

(viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other indebtedness of the Company.

“Senior Nonmonetary Default” is defined in Section 13.3.

“Senior Payment Default” is defined in Section 13.3.

“Senior Preferred Stock” is defined in the second recital to this Agreement.

“Shareholders Agreement” is defined in the sixth recital to this Agreement.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Securities Act of 1933 based upon the most recent pro forma annual financial information filed by the Company with the Commission.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed as the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity”, when used with respect to any Note or any installment of interest thereon, means the date specified in this Agreement or such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

“Subsequent Purchaser” is defined in Section 4.13(a).

“Subsidiary” means, with respect to any Person, (i) any corporation, of which the outstanding Capital Stock having a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person and/or one or more Subsidiaries of such Person; or (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has a majority of the equity interest at that time.

“Subsidiary Guarantee” means any Guarantee of the Notes by any Guarantor pursuant to Section 14 or a Supplemental Agreement, as the case may be.

“Supplemental Agreement” is defined in Section 14.2.

“Surviving Entity” is defined in Section 8.10(a).

“Tax Returns” means all reports and returns (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to Taxes.

“Taxes” means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or other taxes, duties or assessments of any kind whatsoever imposed on any Person, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and includes any liability for Taxes of another Person by contract, as a transferee or successor, under Treasury regulation section 1.1502-6 or analogous state, local or foreign law provision or otherwise.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as amended.

“Transaction Documents” means, collectively, the Financing Documents, the Credit Documents and the Merger Documents.

“Transactions” means the transactions provided for in, or contemplated by, the Transaction Documents.

“Transfer Taxes” is defined in Section 7.3(e).

“United States” shall have the meaning assigned to such term in Regulation S.

“Unrestricted Subsidiary” of any Person means, (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of the Company of such Person in the manner provided below; and (ii) any Subsidiary of an Unrestricted subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(i) the Company certifies to the Holders that such designation complies with Section 8.2; and

(ii) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(i) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(ii) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Holders by promptly filing with the Holders a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Warrant Shares” is defined in the fifth recital to this Agreement.

“Warrants” is defined in the third recital to this Agreement.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial number of shares required to be owned by other Persons pursuant to applicable law) or equity interests in the case of a partnership or a limited liability company are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

“Year 2000 Compliant” is defined in Section 4.30.

1.2 Computation of Time Periods. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3 Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, GAAP.

SECTION 2.

AUTHORIZATION AND ISSUANCE OF SECURITIES

2.1 Authorization of Issue. On or prior to the execution and delivery of this Agreement, the Company will (a) authorize the issue and sale of (i) the Notes and (ii) Warrants and (b) reserve for issuance the Warrant Shares. The Notes and the Warrants shall be in the respective forms specified in this Agreement.

2.2 Sale and Purchase of the Securities. Subject to the terms and conditions of this Agreement, the Company will issue and sell to the Purchasers, and the Purchasers will purchase from the Company, at the Closing provided for in Section 2.3, the Securities for an aggregate cash purchase price equal to the aggregate principal amount of the Notes being so purchased (the “Purchase Price”), which shall be allocated between the Notes and the Warrants as provided in Section 7.3(d). Each Purchaser shall, in exchange for the payment by such Purchaser of the portion of the Purchase Price set forth opposite such Purchaser’s name on Schedule B hereto, receive the aggregate principal amount of Notes and the number of Warrants set forth opposite such Purchaser’s name on Schedule B hereto. The obligations of the Purchasers hereunder are several and not joint and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

2.3 Closing.

(a) The sale and purchase of the Securities shall occur at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601 at 10:00 a.m. local time, at a closing (the “Closing”) on September 17, 1999, or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers (in either case, the date and time of the Closing is referred to herein as the “Closing Date”). At the Closing, the Company will deliver to each Purchaser the Warrants and certificates for the Notes to be purchased by such Purchaser on the Closing Date, in such denominations (which will be an integral multiple of $1,000 principal amount) as such Purchaser may request, dated the Closing Date and registered in such Purchaser’s name, against payment by such Purchaser to the Company or to its order of immediately available funds in the amount of the applicable portion of the Purchase Price (as provided in Section 2.2) by wire transfer of immediately available funds to such bank account or accounts as the Company may request in writing at least three Business Days prior to the Closing Date.

(b) If at the Closing the Company shall fail to deliver to the Purchasers the certificates evidencing the Securities as provided in Section 2.3(a), or any of the conditions specified in Section 3 shall not have been fulfilled to the Purchasers’ satisfaction, then each Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 3.

CONDITIONS TO CLOSING

Each Purchaser’s obligation to purchase and pay for the Securities to be purchased by it at the Closing is subject to the satisfaction or waiver by it prior to or at the Closing of each of the conditions specified below in this Section 3:

3.1 Representations and Warranties. Each of the representations and warranties of the Company in this Agreement and in each of the other Financing Documents shall be true and correct (in the case of such other Financing Documents only, in all material respects) when made and on or as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

3.2 Performance; No Default under Other Agreements. The Company and its Subsidiaries, to the extent parties hereto or thereto, shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and each of the other Financing Documents required to be performed or complied with by it prior to or at the Closing (or such compliance shall have been waived in accordance with the terms hereof or thereof, as applicable) and, after giving effect to the issue and sale of the Securities and the other Transactions (and the application of the proceeds thereof as contemplated by Section 4.17 hereof and the other Transaction Documents), no Default or Event of Default shall have occurred and be continuing, and no default or event of default shall have occurred and be continuing under any of the other Financing Documents or under the Credit Documents.

3.3 Compliance Certificates.

(a) Officers’ Certificate. The Company shall have delivered to each Purchaser an Officers’ Certificate, dated the Closing Date, in the form of Exhibit 3.3(a) hereto, certifying that the conditions specified in Sections 3.1, 3.2, 3.5 and 3.6 have been fulfilled (it being understood that the Company does not have to certify as to any matter set forth in any such section to the extent that the determination thereof is to be made by any Purchaser or Purchasers as provided therein).

(b) Secretary’s Certificate. The Company and each Guarantor shall have delivered to each Purchaser a certificate in the form of Exhibit 3.3(b) hereto certifying as to the Company’s or such Guarantor’s, as the case may be, articles of incorporation, bylaws (or partnership agreement in the case of a partnership) and resolutions attached thereto, the incumbency and signatures of certain officers of the Company or such Guarantor, as the case may be, and other corporate or partnership proceedings of the Company or such Guarantor, as the case may be, relating to the authorization, execution and delivery of the Securities, this Agreement and the other Financing Documents to which the Company or such Guarantor, as the case may be, is a party.

3.4 Opinions of Counsel. Each Purchaser shall have received opinions in form and substance satisfactory to it, dated the date of the Closing, from Kirkland & Ellis, counsel for the Company, and Crawford & Lewis, Louisiana counsel for the Company, substantially in the forms set forth in Exhibit 3.4 and as to such other matters as such Purchaser may reasonably request.

3.5 Refinancing. Except for the Existing Indebtedness, all Indebtedness of the Company and each of its Subsidiaries outstanding immediately prior to the consummation of the Merger shall have been repaid in full and each Purchaser shall have received evidence of each repayment satisfactory to the Purchaser and such Purchaser’s special counsel.

3.6 Merger; Credit Agreement; Equity Financing; Minimum Aggregate Proceeds. Prior to or simultaneously with the Closing of the sale and purchase of the Securities:

(a) Merger. All of the conditions to the Merger set forth in the Merger Agreement shall have been satisfied or waived on terms and conditions satisfactory to each Purchaser and the Merger shall have been consummated, and each Purchaser shall have received evidence satisfactory to such Purchaser and such Purchaser’s special counsel of the foregoing;

(b) Equity Financing. The Equity Financing shall have been consummated on terms and conditions satisfactory to each Purchaser and each Purchaser’s special counsel and the proceeds thereof shall have been received by the Company; and

(c) Credit Agreement. The Credit Agreement shall be in full force and effect at the Closing the Company shall receive not less than an aggregate amount of $72,000,000 in gross cash proceeds from loans under the Credit Agreement, and after giving effect to such loans $20,000,000 in revolving credits shall be available to the Company under the Credit Agreement.

3.7 Financial Information. Each Purchaser shall have received a pro forma consolidated balance sheet for the Company and its Subsidiaries as of August 29, 1999 after giving effect to the Transactions, including the issuance of the Securities and the use of the proceeds thereof, which has been certified by the chief financial officer of the Company and which is in form and substance satisfactory to such Purchaser.

3.8 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and all documents and instruments incident to such transactions and the terms thereof, shall be reasonably satisfactory to each Purchaser and such Purchaser’s special counsel, and each Purchaser and each Purchaser’s special counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

3.9 Transaction Documents. The Purchasers shall have received true and correct copies of all Transaction Documents and such documents (i) shall have been duly executed and delivered by the parties thereto, (ii) shall be in form and substance reasonably satisfactory to the Purchasers and their special counsel and (iii) shall be valid and binding obligations of the parties thereto, enforceable against each of them in accordance with its respective terms, subject to the Enforceability Exceptions.

3.10 Closing Payments; Payment of Expenses. At the Closing, each Purchaser and such Purchaser’s special counsel shall have received from the Company the Closing Payment and all other fees required to be paid, and, in accordance with Section 15, all costs and expenses for which invoices have been presented.

SECTION 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers (after giving pro forma effect to the consummation on the Closing Date of the Merger, the transactions contemplated by this Agreement and the other Transaction Documents, and the issuance of the Notes, the Warrants, the First Union Warrant, the New Preferred Stock and the Common Stock and in each case the application of the proceeds thereof) that:

4.1 Due Incorporation; Power and Authority. Except as set forth on Schedule 4.1, each of the Company and each of its Subsidiaries (a) is a corporation duly incorporated (or if a partnership, duly organized), validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified as a foreign organization to transact business and is in good standing in each jurisdiction in which such qualification is required, other than any failures to so qualify or to be in good standing which, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect, (c) has full corporate power and authority to own, lease and operate its properties and to conduct its businesses as they are currently conducted, and (d) has full corporate or partnership power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party.

4.2 Capitalization. Immediately after consummation of the Merger and the issuance of Common Stock, the New Preferred Stock, the First Union Warrant, the Notes and the Warrants, and the Management Options, (a) the authorized Capital Stock of the Company will consist of 1,000,000 shares of Class A Common Stock, 50,000 of Class B Common Stock, par value $0.01 per share, of the Surviving Corporation (“Class B Common Stock”), 58,000 shares of Senior Preferred Stock and 92,000 shares of Junior Preferred Stock, (b) 500,000 shares of Class A Common Stock will be issued and outstanding (with an additional up to 128,930.818 shares reserved for issuance upon exercise of the Management Options and the Warrants and upon conversion of the Class B Common Stock) and no shares of Class B Common Stock will be issued and Outstanding (with 37,735.849 shares reserved for issuance upon the exercise of the First Union Warrant), (c) the Warrants and the First Union Warrant will be issued and outstanding, (d) 20,000 shares of Senior Preferred Stock will be issued and outstanding, (e) 48,399.236 shares of Junior Preferred Stock will be issued and outstanding, (f) no shares of Preferred Stock (except the shares of Senior Preferred Stock and Junior Preferred Stock referred to in clauses 9(d) and (e) of this sentence) will be issued and outstanding, (g) no shares of any class of Capital Stock of the Company will be held by the Company in its treasury or by the Company’s Subsidiaries and (h) the ownership of Common Stock on a primary and fully diluted basis shall be as set forth on Schedule A. All the issued and outstanding shares of Common Stock and New Preferred Stock after the Closing have been duly authorized and are validly issued, fully paid and nonassessable and are free of preemptive rights except as set forth in the Shareholders Agreement. Other than the Warrants, the First Union Warrant, the Management Options and the Class B Common Stock, there are no securities of the Company or any of its Subsidiaries that are convertible into or exchangeable for shares of any Capital Stock of the Company or any of its Subsidiaries, and no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock of, or other interests in, the Company or any of its Subsidiaries. Except as set forth in the Articles, the Shareholders Agreement and the Management Employment Contracts, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Company or any of its

Subsidiaries and, except for the Management Options, neither the Company nor any of its Subsidiaries has any awards or options outstanding under any stock option plans or agreements or any other outstanding stock-related awards. After the Closing Date, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of Capital Stock of the Company or its Subsidiaries, other than pursuant to the Management Options, the First Union Warrants and the Warrants. Except as set forth on Schedule A, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting or disposing of Capital Stock of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities (other than the Common Stock, Management Options, First Union Warrants and Warrants) that entitle the holders thereof to vote with the shareholders of the Company or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote.

4.3 Subsidiaries. Schedule 4.3 correctly states (a) the name of each of the Company’s Subsidiaries each of which is a Wholly-Owned Subsidiary of the Company. The Company owns no equity interests in any other Person. Each issued and outstanding share of Capital Stock of each Subsidiary of the Company (a) has been duly authorized and validly issued and, in the case of Capital Stock of a corporation, is fully paid and nonassessable and (b) is owned by the Company, directly or through Subsidiaries, free and clear of any Lien other than the Liens established or permitted under the Credit Documents. Except as otherwise provided in Schedule 4.3 each of the Company’s Subsidiaries is a Restricted Subsidiary.

4.4 Due Authorization, Execution and Delivery.

(a) Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors a party hereto and constitutes a valid and legally binding obligation of the Company and such Guarantors, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(b) Notes and the Exchange Notes. The Notes to be purchased by the Purchasers from the Company are in the form contemplated by this Agreement, have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company on the Closing Date as provided herein, will have been duly executed, issued and delivered by the Company, and will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms, subject to the Enforceability Exceptions. If and when the Exchange Notes are issued pursuant to the Exchange and Registration Rights Agreement and this Agreement in accordance with the terms thereof and hereof, the Exchange Notes will have been duly and validly authorized for issuance by the Company, will have been duly executed, issued and delivered by the Company, and will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms, subject to the Enforceability Exceptions.

(c) Warrants and the Warrant Shares. The Warrants have been duly authorized and, when issued as provided herein, will be validly issued, free of preemptive rights and free from all taxes, liens, charges and security interests and no personal liability will attach to the ownership thereof. When the Warrant Shares are issued pursuant to an exercise of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests and no personal liability will attach to the ownership thereof.

(d) Exchange and Registration Rights Agreement and the MDCP Registration Rights Agreement. Each of the Exchange and Registration Rights Agreement and the MDCP Registration Rights Agreement has been duly authorized, executed and delivered by the Company and the Guarantors a party thereto and constitutes a valid and binding obligation of the Company and such Guarantors, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(e) Shareholders Agreement. The Shareholders Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(f) Other Transaction Documents. Each Transaction Document to which the Company or any of its Subsidiaries is a party (each such party, a “Company Party”) (i) has been duly authorized, executed and delivered by each Company Party, a party thereto and (ii) constitutes a valid and legally binding obligation of such Company Party, enforceable against such Company Party in accordance with its terms, subject to the Enforceability Exceptions.

4.5 Non-Contravention; Authorizations and Approvals. Neither the Company nor any of its Subsidiaries is in violation of its certificate or articles of incorporation or bylaws (or comparable constituent or governing documents) or is in default (or, with the giving of notice, lapse of time or both, would be in default) under any note, bond, mortgage, indenture, deed of trust, loan or credit agreement, license, franchise, permit, lease, contract or other agreement, instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (including, without limitation, the Credit Agreement), (each, a “Contract”), except for any such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. None of (a) the execution and delivery by the Company or any of its Subsidiaries of any of the Financing Documents to which they are a party, (b) the performance by any of them of their respective obligations thereunder, (c) the consummation of the transactions contemplated thereby or (d) the issuance and delivery of the Securities hereunder will: (i) violate, conflict with or result in a breach of any provisions of the certificate or articles of incorporation or bylaws (or comparable constituent or governing documents) of the Company or any of its Subsidiaries; (ii) except as set forth on Schedule 4.5 violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice, lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations (including any repurchase or repayment obligations) pursuant to, result in the creation of any Lien (other than the Liens established under the Credit Documents) upon any of the properties of the Company or any of its Subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any Contract, except for any such violations, conflicts, breaches, defaults, accelerations, terminations or other matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; (iii) except as set forth on Schedule 4.5, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, except for those consents, approvals, authorizations, declarations, filings or registrations which have been obtained or made, or the failure of which to obtain or make, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect; or (iv) violate any Applicable Laws, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

4.6 Financial Statements. The Company has delivered to the Purchasers (i) complete and correct copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1996, December 28, 1997 and December 27, 1998 and the related consolidated statements of income and cash flows for the years then ended, including the footnotes thereto, certified by the Company’s independent certified public accountants, (ii) complete and correct copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 1999 and the related unaudited consolidated statements of income and cash flows for the six months then ended and (iii) a complete and correct copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 1999 and the related unaudited consolidated statement of income for the month then ended (collectively, clauses (i), (ii) and (iii), the “Financial Statements”). Each of the consolidated balance sheets contained in the Financial Statements fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and cash flows included in the Financial Statements fairly presents in all material respects the consolidated results of income, or cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments that will not be material in amount or effect and the absence of footnote disclosures), in each case in accordance with GAAP applied on a consistent basis during the periods involved, except as noted therein. All projections provided by the Company to the Purchasers in connection with the Transactions have been prepared in good faith based on assumptions believed by management of the Company to be reasonable it being understood by the Purchasers, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may differ from projected results and that the differences may be material).

4.7 Absence of Undisclosed Liabilities or Events.

(a) Except for the liabilities and obligations arising under the Transaction Documents neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued, contingent or otherwise, except (i) for liabilities and obligations in the respective amounts reflected or reserved against in the consolidated balance sheet as of the Audit Date included in the Company’s Financial Statements, (ii) borrowings under the Company’s revolving credit facility in the ordinary course of business, (iii) liabilities and obligations incurred in the ordinary course of business since the Audit Date which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or (iv) liabilities or obligations under Contracts.

(b) The Financing Documents and the Financial Statements (but not any projections), taken as a whole, do not contain any untrue statement of a material fact as to the Company and its Subsidiaries taken as a whole or omit to state any material fact necessary to make the statements as to the Company and its Subsidiaries taken as a whole therein not misleading in light of the circumstances under which they were made. Since the Audit Date, there has been no change in the financial condition, results of operations, business, properties of the Company or its Subsidiaries except for changes that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. There are no facts known to the Company that have had or would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Schedule.

4.8 No Actions or Proceedings.

Except as set forth in Schedule 4.8, there are no legal or governmental actions, suits or proceedings pending or, to the Company’s knowledge, threatened against or affecting the Company, any of its Subsidiaries, any of their Directors or officers (in their capacities as such) or any of their property or assets which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or to prohibit, delay or materially restrict the consummation of any of the transactions contemplated by the Transaction Documents. To the knowledge of the Company, no

Governmental Authority has notified the Company of an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries, except for those investigations or reviews which, individually or in the aggregate, have not had or would not be reasonably expected to have a Material Adverse Effect.

4.9 Title to Properties. Except as set forth in Schedule 4.9, each of the Company and its Subsidiaries has (a) good and marketable title to and fee simple ownership of, or a valid and subsisting leasehold interest in, all of its real property, and (b) good title to, or a valid and subsisting leasehold interest in, all of its equipment and other personal property, in each case free and clear of all Liens, except Permitted Liens. The Company and its Subsidiaries have paid or discharged, or reserved for, all lawful claims which, if unpaid, might become a Lien (other than a Permitted Lien) against any property or assets of the Company or its Subsidiaries.

4.10 Intellectual Property Rights. The Company and its Subsidiaries own or possess all Intellectual Property reasonably necessary to conduct their businesses as now conducted, except where the expiration or loss of any of such Intellectual Property, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company and its Subsidiaries, (a) there is no infringement of, or conflict with, such Intellectual Property by any third party and (b) the conduct of their businesses as currently conducted do not infringe or conflict with any Intellectual Property of any third party, in each case other than any such infringements or conflicts which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

4.11 Tax Returns and Payments. Each of the Company and each of its Subsidiaries has filed all federal and state income Tax Returns and all other material Tax Returns, U.S. and non-U.S., required to be filed by it and has paid all Taxes payable by it which have become due, except for (i) immaterial Taxes and (ii) those contested in good faith by proper proceedings if adequate reserves have been established in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Company threatened, by any authority regarding any taxes relating to the Company and any of its Subsidiaries. As of the Closing Date, neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statue of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Company or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

4.12 Employee Benefit Plans.

(a) Schedule 4.12 sets forth, as of the Closing Date, each employee benefit plan, within the meaning of Section 3(3) of ERISA, which is maintained by the

Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes (each, a “Plan”) and each Plan subject to Title IV of ERISA or Section 412 of the Code of any entity which is considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code on (“ERISA Affiliate”). Except to the extent that any of the events or conditions set forth below in this clause (i), either individually or in the aggregate, has not had, or could not reasonably be expected to have, a Material Adverse Effect: each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; to the best knowledge of the Company, no Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, with the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan or Multiemployer Plan have been timely made; neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate has incurred any liability to or on account of a Plan or Multiemployer Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or reasonably expect to incur any such liability under any of the foregoing sections with respect to any such Plan or Multiemployer Plan; no condition exists which presents a risk to the Company or any Subsidiary of the Company or any ERISA Affiliate of incurring a liability to or on account of a Plan or, to the best knowledge of the Company, a Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; to the best knowledge of the Company, no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Company and its Subsidiaries and its ERISA Affiliates with respect to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the Closing Date would not exceed $1,000,000; each group health plan (as defined in Section 607(1) of ERISA of Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Company, any Subsidiary of the Company, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Company or any Subsidiary of the Company or any ERISA Affiliate exists or is likely to arise on account of any Plan or Multiemployer Plan.

(b) The Company and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or Multiemployer Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

4.13 Private Offering; No Integration or General Solicitation: Rule 144A Eligibility.

(a) Subject to compliance by the Purchasers with the representations and warranties set forth in Section 5 hereof and with the procedures set forth in Section 10 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act.

(b) The Company has not, directly or indirectly, offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Securities and require the Securities to be registered under the Securities Act. None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Securities. With respect to the Securities, if any, sold in reliance upon the exemption afforded by Regulation S: (i) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any person acting on its or their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

(c) The Securities are eligible for resale pursuant to Rule 144A and will not, at the Closing Date, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

4.14 Suppliers; Franchisees. Schedule 4.14 lists (i) each of the three (3) largest suppliers of the Company and its Subsidiaries taken as a whole, and (ii) each of the franchise agreements currently entered into by the Company or any of its Subsidiaries. Except as set forth on Schedule 4.14, (a) to the knowledge of the Company, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any of its material suppliers which could singly or in the aggregate be reasonably expected to have a Material Adverse Effect; (b) neither the Company nor any of its Subsidiaries is or has been notified that it is in breach or default under, and to the knowledge of the Company, no other party is in breach or default under, any franchise agreement between the Company or any of its Subsidiaries and any of their respective franchisees which could singly or in the aggregate be reasonably expected to have a Material Adverse Effect; and (c) to the knowledge of the Company, there has not been an adverse change in the business relationship of the Company or any of its Subsidiaries with any of its franchisees; and which could, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.15 Status Under Certain Statutes. Neither the Company nor any of its Subsidiaries is or, after receipt of payment for the Securities and the consummation of the other transactions contemplated by the Transaction Documents, will be (a) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company, or (b) a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” or a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.16 Insurance. Schedule 4.16 sets forth a true and complete listing of all insurance maintained by the Company and its Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) as set forth therein.

4.17 Use of Proceeds; Margin Regulations. The Company will apply all of the proceeds from the sale of the Notes to finance a portion of the Transactions and to pay fees and expenses related to the Transactions. No part of the proceeds from the sale of the Securities hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock or for the purpose of buying or carrying or trading in any securities. Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company has no present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U.

4.18 Existing Indebtedness; Future Liens. Schedule 4.18 sets forth a complete and correct list of all Indebtedness of the Company and its Subsidiaries that will be outstanding immediately after the Closing except for any such Indebtedness not so scheduled which, in the aggregate, does not exceed $50,000 (such scheduled and unscheduled Indebtedness, the “Existing Indebtedness”). Neither the Company nor any Subsidiary of the Company is in default, and no waiver of default is currently in effect, in the payment of the principal of or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the

Company or any Subsidiary of the Company that would permit (or that with notice, lapse of time or both, would permit) any Person to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. Neither the Company nor any of its Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property or assets, whether now owned or hereafter acquired, to be subject to a Lien that would be prohibited by this Agreement if incurred after the Closing.

4.19 Compliance with Laws; Environmental Matters. (a) Each of the Company and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, U.S. or non-U.S., in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except for such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company and each of its Subsidiaries is in compliance with all applicable Environmental Law and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Company or any of its Subsidiaries or any real property no longer owned, leased or operated by the Company or any of its Subsidiaries) of any real property currently owned, leased or operated by the Company or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Company or any Subsidiaries, or any real property owned, leased or operated by the Company or any of its Subsidiaries (including, to the knowledge of the Company, any real property formerly owned, leased or operated by the Company or any of its Subsidiaries) or, to the knowledge of the Company, any property adjoining or adjacent to any such real property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any real property currently owned, leased or operated by the Company or any of its Subsidiaries or (ii) to cause any real property owned, leased or operated by the Company or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such real property by the Company or any of its Subsidiaries under any applicable Environmental Law.

(c) Hazardous Substances have not at any time been generated, used, treated or stored on, or transported to or from, any real property owned, leased or operated by the Company or any of its Subsidiaries where such generation, use, treatment, storage or transportation has violated or could reasonably be expected to violate any Environmental Law for which violation the Company or any of its Subsidiaries could reasonably be expected to have liability or give rise to an Environmental Claim against the Company or any of its Subsidiaries. Hazardous Substances have not at any time been Released on or from any real property owned, leased or operated by the Company or any of its Subsidiaries where such release has violated or could reasonably be expected to violate any applicable Environmental Law for which violation the Company or any Subsidiary of the Company could reasonably be expected to have liability.

(d) Notwithstanding anything to the contrary in Section 4.19(b), (c) and (d), the representations and warranties made in Section 4.19(b), (c) and (d) shall not be untrue unless the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.20 Solvency. The Company and its Subsidiaries on a consolidated basis are, and after giving effect to the Transactions will be, Solvent.

4.21 Affiliate Transactions. Except as set forth on Schedule 4.21, (a) there is no Indebtedness between the Company or any of its Subsidiaries, on the one hand, and any officer, shareholder, director or Affiliate (other than the Company or any of its Subsidiaries) of the Company, on the other, (b) no such officer, shareholder, director or Affiliate provides or causes to be provided any asset or facilities to the Company or any of its Subsidiaries which, individually or in the aggregate, are material to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (c) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services, or facilities to any such officer, shareholder, director or Affiliate which, individually or in the aggregate, are material to the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, and (d) neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any investment in or issued by any such officer, director or Affiliate, and (e) no such officer, shareholder, director or Affiliate has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries competes or has a business relationship.

4.22 Material Contracts. Schedule 4.22 contains a true, correct and complete list of all Material Contracts in effect on the Closing Date. Except as described on Schedule 4.22, as of the Closing Date each Material Contract is in full force and effect and no material defaults enforceable against the Company or any of its Subsidiaries currently exist thereunder. To the knowledge of the Company and its Subsidiaries, no party to any Material Contract intends to terminate such Material Contract.

4.23 No Changes to Applicable Law. To the knowledge of the Company, no changes to Applicable Law affecting the Company or any of its Subsidiaries have occurred since the Audit Date or are currently pending or threatened, in each case other than those which have not had and would not reasonably be expected to have a Material Adverse Effect.

4.24 Indebtedness. On the Closing Date, after consummation of the Transactions, the consolidated Indebtedness of the Company and its Subsidiaries will not exceed $72,000,000 (excluding the Indebtedness evidenced by the Notes and contingent obligations).

4.25 Fees. All fees and other expenses payable in connection with the consummation of the Transactions and all other fees payable to MDCP or its Affiliates, in each case by the Company or any of its Subsidiaries, have been disclosed to the Purchasers prior to the Closing Date.

4.26 Labor and Employment Matters. Except as set forth in Schedule 4.26, (a) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization; and (b) there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, (ii) to the knowledge of the Company activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, (iii) lockout, strike, slowdown, work stoppage or to the knowledge of the Company threat thereof by or with respect to any such employees or (iv) dispute, grievance or litigation relating to labor matters involving any employee (other than routine individual grievances). The Company and its Subsidiaries each is in compliance with all Applicable Laws regarding employment, employment practices, terms and conditions of employment and wages, except for such noncompliance which individually or in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect. Other than as provided pursuant to the Merger Documents, no employee of the Company will receive, accrue or be entitled to received or accrue any additional benefits, service or accelerated rights to payments of benefits, or any severance or termination payments as a result of the consummation of the transactions contemplated hereby.

4.27 Brokerage Fees. Except as disclosed in Schedule 4.27, neither the Company nor any of its Subsidiaries has paid, or is obligated to pay, to any Person any brokerage or finder’s fees in connection with the transactions contemplated hereby or by any other Transaction Documents.

4.28 Year 2000 Compliance. The hardware, software and firmware information technology used internally by the Company and its Subsidiaries in the operation of its business, is Year 2000 Compliant except for noncompliances that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. “Year 2000 Compliant” as used herein means, with respect to information technology, that such information technology accurately processes date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, to the extent that other information technology, used in combination with such information technology, properly exchanges date/time data with it. This Section 4.31 does not constitute a representation, warranty or guarantee that the Company or its Subsidiaries will not experience year 2000-related malfunctions due to the fact that information technology used by others (including telecommunications providers, power suppliers and customers) may fail to be Year 2000 Compliant.

SECTION 5.

REPRESENTATIONS OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to the Company as of the date hereof as follows:

5.1 Purchase for Investment.

(a) Such Purchaser is acquiring the Securities for its own account, for investment and not with a view to, or present intention of, selling such Securities in any distribution thereof within the meaning of the Securities Act, in violation of the federal securities laws or any applicable state securities laws.

(b) Such Purchaser understands that (i) the Securities have not been registered under the Securities Act and are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) the Securities may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act.

(c) Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(d) Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement.

(e) Such Purchaser is an “Accredited Investor” (as defined in Rule 501 (a) under the Securities Act).

SECTION 6.

COVENANTS TO PROVIDE INFORMATION

The Company covenants and agrees with each Holder that until the principal amount of (and premium, if any, on) all the Notes, and all interest, and other obligations hereunder in respect thereof (other than indemnity obligations that have not yet become due and payable), shall have been paid in full:

6.1 Future Reports to Purchasers. The Company shall deliver to each Purchaser and each Holder that is an Institutional Investor so long as such Purchaser or such Holder holds any Notes:

(a) Annual, Quarterly and Monthly Information. As soon as available, but in any event:

(i) Monthly Reports. within 30 days after the end of each Fiscal Month (commencing with the October, 1999 Fiscal Month (and within 45 days after the end of the September 1999 Fiscal Month), but excluding the last Fiscal Month of any Fiscal Quarter with respect to which financial statements are delivered pursuant to Section 6. l(a)(B), the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such Fiscal Month and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Month and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Month, in each case setting forth comparative figures for the corresponding Fiscal Month in the prior Fiscal Year and comparable budgeted figures for such Fiscal Month, all of which shall be certified by the chief financial officer of the Company subject to normal year-end audit adjustments and the absence of footnotes;

(ii) Quarterly Financial Statements. within 45 days after the close of the first three Fiscal Quarters in each Fiscal Year, (i) the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter, in each case setting forth comparative figures for the related periods prior Fiscal Year, all of which shall be certified by the chief financial officer of the Company, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management’s discussion and analysis of the material operational and financial developments during such Fiscal Quarter; and

(iii) Annual Financial Statements. within 90 days after the close of each Fiscal Year, (i) the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by such independent certified public accountants of recognized national standing, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Company and its Restricted Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or any Event of Default which has occurred and is continuing with respect to accounting matters (including under Sections 8.2, 8.4, 8.5 and 8.9) or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof (it being understood that such accounting firm shall not be required hereunder to perform any special audit procedures and shall not have any liability for failure to obtain knowledge of such Default or Event of Default) and (ii) management’s discussion and analysis of the material operational and financial developments during such Fiscal Year.

provided, however, that if the Company is then subject to the reporting requirements under Section 13 or Section 15(d) of the Exchange Act, the delivery by the Company to such Purchaser or such Holder that is an Institutional Investor of a Quarterly Report on Form 10-Q, of an Annual Report on Form 10-K or current reports on Form 8-K or any successor forms within the time periods above described shall satisfy the requirements of this Section 6.1 (a).

(b) Chief Financial Officer Certificates. At the time of the delivery of the financial statements provided for in Sections 6. l(a)(ii) and (iii), a certificate of the chief financial officer of the Company certifying that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculations (if any) required to establish whether the Company and its Subsidiaries were in compliance with the provisions of Sections 8.2, 8.4, 8.5 and 8.9, at the end of such Fiscal Quarter or Fiscal Year, as the case may be.

(c) Auditors’ Reports. Promptly upon receipt thereof, copies of all final reports submitted to the Company or to any of its Restricted Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company or any of its Restricted Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit.

(d) Other Information. Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent to its securityholders and all regular and periodic reports and all registration statements and final prospectuses, if any, filed by the Company or any of its Restricted Subsidiaries with any securities exchange or with the Commission or any Governmental Authority succeeding to any of its functions and, promptly upon request, such additional financial and other information as any Purchasers or Holders which are Institutional Investors may from time to time reasonably request.

(e) Notice of Default or Event of Default. Promptly, but in any event within three (3) Business Days, after the chief financial officer or chief executive officer of the Company becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any other action with respect to a claimed Default or Event of Default, a written notice thereof specifying the nature and existence thereof and what action the Company is taking or proposes to take with respect thereto.

(f) Additional Information to Holders of Other Indebtedness. Prior to the first consummation of an Equity Offering, simultaneously with the furnishing of such information to any other holder of Indebtedness of the Company or any of its Restricted Subsidiaries, (i) copies of all other financial statements, reports or projections with respect to the Company or its Restricted Subsidiaries which are broader in scope or on a more frequent basis than the Company is required to provide under this Agreement and (ii) copies of all studies, reviews, reports or assessments relating to environmental matters that reveal circumstances, events or other matters that would reasonably be expected to have a Material Adverse Effect.

(g) Information Following Consummation of an Equity Offering. Following the consummation of an Equity Offering, the Company will file a copy of all information and reports with the Commission required to be filed by the rules and regulations of the Commission for public availability within the time periods specified in the Commission’s rules and regulations, and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding and are “restricted securities” with the meaning of Rule 144, it will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933.

SECTION 7.

OTHER AFFIRMATIVE COVENANTS

The Company further covenants and agrees with each Holder that (i) in the case of Sections 7.4 and 7.8, for so long as such Sections apply by their respective terms and (ii) in the case of each other Section in this Section 7, until the principal amount of (and premium, if any, on) all the Notes, and all interest, and other obligations hereunder in respect thereof (other than indemnification obligations that have not become due and payable), shall have been paid in full:

7.1 Preservation of Corporate Existence and Franchises. Subject to Section 8 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries if (i) the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and (ii) the loss thereof does not and would not reasonably be expected to result in a Material Adverse Effect.

7.2 Maintenance of Properties. The Company shall cause all properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company or any of its Subsidiaries may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the foregoing shall not prevent the Company from discontinuing the operation or maintenance of any of such properties if (i) the Board of Directors of the Company determines that such discontinuance is desirable in the conduct of its business or the business of any Subsidiary and (ii) does not and would not reasonably be expected to result in a Material Adverse Effect.

7.3 Taxes.

(a) Payment of Taxes. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Taxes of the

Company or any of its Subsidiaries and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of the Company or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings, provided that appropriate reserves therefor are established in the Company’s consolidated financial statements in accordance with GAAP.

(b) Tax Returns. The Company and the Subsidiaries shall timely file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries for taxable years ending after the Closing Date and shall pay any Taxes due in respect of such Tax Returns.

(c) Contest Provisions. The Company shall promptly notify the Purchasers in writing upon receipt by the Company or any of its Subsidiaries or any of their Affiliates of notice of any pending or threatened federal, state, local or foreign income or franchise Tax audits or assessments which, if determined adversely to the Company or any of its Subsidiaries, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(d) Determination and Allocation of Consideration. The parties to this Agreement agree that the total consideration (taking into account the Closing Payment) paid by the Purchasers to the Company for the Securities pursuant to this Agreement (the “Consideration”) shall, for all federal, state, local and foreign Tax purposes, be allocated $112,500 to the Warrants and $43,537,000 to the Notes and that such amount and allocation reflect the fair market value of the Warrants and Notes purchased by the Purchasers. The parties agree to report the sale and purchase of the Warrants and the Notes for all federal, state, local and foreign Tax purposes in a manner consistent with such allocation and agree to take no position inconsistent with such allocation.

(e) Transfer Taxes. All transfer, transfer gains, documentary, sales, use, stamp, registration and other similar Taxes and fees (including costs and expenses relating to such Taxes) (collectively “Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be borne by the Company. The Company shall, at its own expense, prepare and timely file, in accordance with all applicable laws and regulations, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Purchasers shall reasonably cooperate with the Company in the preparation and filing of any such Tax Returns and other documentation.

7.4 Books, Records and Access. The Company and its Subsidiaries will keep complete and accurate books and records of their transactions in accordance with good accounting practices on the basis of GAAP applied on a consistent basis (including the establishment and maintenance of appropriate reserves). The Company and its

Subsidiaries will provide reasonable opportunities to GS Mezzanine to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans. The Company agrees to give due consideration to the advice given and any proposals made by GS Mezzanine. Subject to the next succeeding sentence, the Company will, and will cause its Subsidiaries to, permit representatives of any Purchaser upon reasonable notice (at the expense of such Purchaser unless there is an occurrence and continuance of a Default or an Event of Default, in which case, at the expense of the Company) to visit and inspect any of the properties of the Company and its Restricted Subsidiaries and examine and make copies from any of its or its Restricted Subsidiaries’ books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, affairs, operations, properties and financial and other conditions of the Company and its Restricted Subsidiaries with officers and employees thereof and with their independent public accountants (and by this provision, the Company authorizes such accountants to discuss with any Purchaser or its representative the business, affairs, operations, properties, financial and accounts of the Company and its Restricted Subsidiaries). The rights afforded to any Purchaser in the immediately preceding sentence will be afforded to the Purchaser or any other Holder who is an Institutional Investor so long as such Purchaser and its Affiliates or such Holder and its Affiliates, as the case may be, hold at least 25% in aggregate principal amount of the Notes at the time Outstanding.

7.5 Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all Applicable Laws and will obtain and maintain, and will cause each of its Subsidiaries to obtain and maintain, all permits necessary to the ownership of their respective properties or to the conduct of their respective businesses, except for (i) such non-compliances or failures the applicability or validity of which are being contested in good faith by appropriate proceedings or (ii) such non-compliance with Applicable Law or any failure to obtain or maintain such permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.6 Insurance. The Company shall, and shall cause its Subsidiaries to, maintain, insurance with respect to their respective properties and business in at least such amounts and against at least such risks as is consistent with its current practices.

7.7 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at an offer price in cash equal to 101% of the principal amount thereof as of the Change of Control Payment Date, plus accrued and unpaid interest thereon, if any, until the Change of Control Payment Date (the “Change of Control Payment”). The Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control, and the Company shall not be in violation of this Agreement by reason of such compliance with such rule or other applicable law.

(b) Within 30 days following any Change of Control, the Company shall mail a notice to each Holder stating:

(i) that the Change of Control Offer is being made pursuant to this Section 7.7 and that all Notes tendered will be accepted for payment;

(ii) the purchase price and the purchase date, which shall be at least 30 but no more than 60 days from the date on which the Company mails notice of the Change of Control (the “Change of Control Payment Date”);

(iii) that any Notes not tendered will continue to accrue interest;

(iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Company or its designated agent for such purpose, at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Holders will be entitled to withdraw their election if the Company or its designated agent for such purpose, receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $ 1,000 in principal amount or an integral multiple thereof.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) pay to the Holders of Notes or portions thereof so tendered an amount equal to the Change of Control Payment in respect of all

Notes or portions thereof so tendered. The Company shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Company shall promptly execute and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.

(d) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements set forth in this Section 7.7 and such third party purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e) Prior to the mailing of the notice referred to above in subsection (b), but in any event within 30 days following any Change of Control, the Company covenants to:

(i) repay in full all Indebtedness under the Credit Agreement and all other Senior Indebtedness to the extent the terms of which require repayment upon a Change of Control or offer to repay in full all Indebtedness under the Credit Agreement and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer; or

(ii) obtain the requisite consents under the Credit Agreement and all other Senior Indebtedness to permit the repurchase of the Notes as set forth above in Section 7.7(c).

7.8 Board Representation. So long as the Purchasers and their Affiliates own (x) at least 50% in aggregate principal amount of the Notes at the time Outstanding, (y) at least 50% of the Warrants at time outstanding or (z) at least 50% of the Warrant Shares at the time outstanding:

(a) The Company shall cause, at the request of GS Mezzanine, the election of one person, who shall be a managing director, officer or employee of The Goldman Sachs Group, Inc. or any of its affiliates, as a Director (the “Nominee”) to the Board of Directors of the Company. In the event of a vacancy caused by the disqualification, removal, resignation or other cessation of service of the Nominee, the Company shall cause the Board of Directors of the Company to elect as a Director (to serve until the Company’s immediately succeeding annual meeting of shareholders) a Nominee who has been designated by GS Mezzanine in a Nominee Notice (as defined in Section 7.8(b) that has been provided to the Company at least (2) days prior to the date of a regular meeting of the Board of Directors of the Company. GS Mezzanine shall nominate the Nominee pursuant to an additional Nominee Notice in advance of each meeting of shareholders at which the Nominee is to be elected.

(b) GS Mezzanine shall provide notice to the Company (the “Nominee Notice”) as required by Section 7.8(a) for the Nominee, which notice shall contain the name of the Nominee.

(c) The Company agrees to include such Nominee to be added to or retained on the Board of Directors of the Company pursuant to this Agreement in the slate of nominees recommended by the Board of Directors of the Company to the Company’s shareholders for election as Directors and shall use its reasonable efforts to cause the election or reelection of such Nominee to the Board of Directors of the Company at each meeting of shareholders at which such Nominee is up for election including soliciting proxies in favor of the election of such persons, it being understood that efforts consistent with those used for other members of the slate recommended by the Board of Directors of the Company shall be deemed reasonable. In the event that notwithstanding the provisions of this Section 7.8(c), the Nominee is not elected to the Board of Directors of the Company then, at the written request of GS Mezzanine made within 30 days after the date of the shareholder meeting at which such Nominee was not elected, either, as directed by GS Mezzanine (i) the Company shall promptly call a special meeting of the Company’s shareholders proposing the election of such Nominee not elected to the Board of Directors of the Company or an alternative Nominee as may be designated by GS Mezzanine in accordance with Section 7.8(b) and in connection with such special meeting shall use its reasonable efforts to cause the election of such Nominee by the shareholders of the Company, including recommending the election of such Nominee and soliciting proxies in favor of the election of such Nominee by the shareholders of the Company; or (ii) the Company shall appoint another individual selected by GS Mezzanine as a Director of the Company who shall serve for a term co-extensive with the term such Nominee would have served if such Nominee had been elected (provided that GS Mezzanine shall cause such Director to resign at such time as a Nominee is elected to the Board of Directors of the Company seat that would have been held by the Nominee whose failure to be elected triggered GS Mezzanine’s right to designate another Director). In the event GS Mezzanine elects to call a special meeting of shareholders pursuant to clause (i), the Company shall, until such time as the Nominee being proposed by GS Mezzanine is elected to the Board of Directors of the Company, invite such Nominee who was not elected to the Board of Directors of the Company to attend meetings of the Board of Directors of the Company as an observer and the Company shall afford to such Nominee, on as nearly equivalent basis as is possible (other than the right to vote) as would have been the case if such Nominee had been elected to the Board of Directors of the Company, the opportunity to meaningfully participate in, express views with respect to and have influence on the deliberations of the Board of Directors of the Company, including through receipt, at the same time as the Board of Directors of the Company receives the same, of all information and material as is distributed to the Board of Directors of the Company, subject to appropriate confidentiality requirements and attorney-client privilege limitations. At the direction of GS Mezzanine, the Company shall use reasonable efforts to cause the removal from the Board of Directors of the Company of any Nominee.

(d) The Board of Directors of the Company shall not establish or employ committees as a means designed to circumvent or having the effect of circumventing the rights of GS Mezzanine under this Agreement to representation on the Board of Directors of the Company.

(e) At all times after an Equity Offering and for so long as the Nominee is a Director of the Company, the Company shall cause to be maintained directors’ and officers’ liability insurance covering all directors and officers of the Company (regardless of whether such insurance shall be obtained prior to an Equity Offering or after an Equity Offering), including coverage in an amount of at least $10,000,000.

(f) The Company shall indemnify and hold harmless, to the fullest extent permitted under the Applicable Law, the Nominee to the same extent as all other Directors and on terms no less favorable than under the Certificate by-laws on the date hereof.

7.9 Offer to Purchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 8.5(c), the Company shall be required to commence on an Asset Sale Offer Trigger Date an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified in this Section 7.9. Each Asset Sale Offer shall remain open for not less than thirty (30) nor more than sixty (60) days immediately following its commencement, except to the extent that a longer period is required by Applicable Law (the “Offer Period”). On the Business Day immediately after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 8.5 plus accrued and unpaid interest thereon, if any, to the Purchase Date (the “Offer Amount”) or, if less than the Offer Amount has been tendered, the Company shall purchase all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. The Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale Offer and the Company shall not be in violation of this Agreement by reason of such compliance with such rule or other applicable law.

(b) Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders stating:

(i) that the Asset Sale Offer is being made pursuant to this Section 7.9 and Section 8.5 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed to the Company at the address specified in the notice at least three Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Company receives, not later than the second Business Day preceding the Purchase Date of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes (or portions thereof) in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(c) On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Holders an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 7.9. The Company (to the extent lawful) shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the

Company shall promptly issue a new Note and deliver it to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

7.10 Post-Closing Subsidiary Guarantees. So long (but only for so long) as any Notes remain outstanding, the Company shall cause all of its future Wholly Owned Restricted Subsidiaries incorporated in the United States to become Guarantors and to execute simultaneously with and as a precondition to such Person becoming a Restricted Subsidiary, a Notation of Subsidiary Guarantee and to otherwise acknowledge its agreement to be bound by the provisions of Section 14 hereof.

SECTION 8.

NEGATIVE COVENANTS

The Company hereby covenants and agrees with each Holder that until the principal amount of (and premium, if any, on) all the Notes, and all interest, and other obligations hereunder in respect thereof, shall have been paid in full:

8.1 Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of its obligations under the Notes or this Agreement, and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantages of any such law, and covenants (to the extent that it may lawfully do so) that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Purchasers, but shall (to the extent it may lawfully do so) suffer and permit the execution of every such power as though no such law has been enacted.

8.2 Restricted Payments. The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of the Company, on or in respect of shares of the Capital Stock of the Company to holders of such Capital Stock; (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock; (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is by its terms expressly subordinate or junior in right of payment to the Notes, except a conversion thereof into Qualified Capital Stock; or (d) make any Investment, other than Permitted Investments; each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a “Restricted Payment”; if, immediately after giving effect to the Restricted Payment,

(i) a Default or an Event of Default shall have occurred and be continuing; or

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, in compliance with Section 8.4; or

(iii) the aggregate amount of Restricted Payments, including such proposed Restricted Payment, made subsequent to the Closing Date, other than Restricted Payments made pursuant to clauses (2)(i), (3), (4), (6) and (7) of the next succeeding paragraph, shall exceed the sum of:

(w) 50% of the cumulative Consolidated Net Income, or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss, from the beginning of the first fiscal quarter commencing after the date of this Agreement to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(x) 100% of (1) the aggregate net cash proceeds received by the Company from any Person, other than a Subsidiary of the Company, from the issuance and sale subsequent to the Closing Date and on or prior to the Reference Date of Qualified Capital Stock of the Company, including cash received upon the exercise or conversion thereof, and (2) the fair market value of shares of Qualified Capital Stock of the Company issued subsequent to the Closing Date and on or prior to the Reference Date in connection with Asset Acquisitions and other acquisitions of property after the Closing Date; plus

(y) without duplication of any amounts included in clause (iii)(x) above, 100% of (1) the aggregate net cash proceeds and (2) the fair market value of property other than cash, in each case of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Closing Date and on or prior to the Reference Date; plus

(z) without duplication, the sum of:

(1) the aggregate amount returned in cash on or with respect to Investments, other than Permitted Investments, made subsequent to the Closing Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments, other than to a Subsidiary of the Company; and

(3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Closing Date.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) the repurchase, redemption, retirement, defeasance or other acquisition of any shares of Capital Stock of the Company, either (i) in exchange for shares of Qualified Capital Stock of the Company and/or (ii) through the application of net proceeds of a substantially concurrent sale for cash, other than to a Subsidiary of the Company, of shares of Qualified Capital Stock of the Company; (3) the repurchase, redemption, retirement, defeasance or other acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash, other than to a Subsidiary of the Company, of (a) shares of Qualified Capital Stock of the Company and/or (b) Refinancing Indebtedness; (4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Qualified Capital Stock of the Company or options for the purchase thereof from officers, directors, employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $1,500,000 in any calendar year; (5) so long as no Default or Event of Default shall have occurred or be continuing, the repurchase, redemption or other acquisition or retirement for value of the Senior Preferred Stock; provided, that (i) the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than 3.0 to 1.0 and (ii) the ratio of Indebtedness to Consolidated EBITDA of the Company would be less than 3.25 to 1.0, in each case during the four fiscal quarters ending prior to the date of such repurchase, redemption or acquisition for which financial statements are available and, to the extent Indebtedness is Incurred to effect such repurchase, redemption or acquisition, after giving pro forma effect to such incurrence; (6) repurchases of Capital Stock of the Company deemed to occur upon exercise of stock options to the extent Capital Stock represents a portion of the exercise price of such options; and (7) so long as no Default or Event of Default shall have occurred or be continuing, other Restricted Payments in an aggregate amount not to exceed $4,000,000.

In determining the aggregate amount of Restricted Payments made subsequent to the Closing Date in accordance with clause (iii) of the first paragraph, amounts expended pursuant to clauses (1), (2)(ii), and (5) of the preceding paragraph shall be included in such calculation and amounts expended pursuant to clauses (2)(i), (3), (4) (6) and (7) shall be excluded from such calculation.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be conclusive. The determination of the Board of Directors of the Company must be based upon an opinion or appraisal issued by an Independent Financial Adviser if the fair market value exceeds $10,000,000; provided, that such an opinion or appraisal shall not be required if amounts expended pursuant to clause (5) of the preceding paragraph for the repurchase, redemption or other acquisition or retirement for value of the Senior Preferred Stock do not exceed the liquidation value plus accrued and unpaid dividends on the Senior Preferred Stock.

8.3 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(i) pay dividends or make any other distributions on or in respect of its Capital Stock;

(ii) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except, with respect to each of this clause (iii) and clauses (i) and (ii) above, for such encumbrances or restrictions existing under or by reason of:

(A) Applicable Law;

(B) this Agreement;

(C) non-assignment provisions of any contract of, any lease

governing a leasehold interest of, or any license held by, any Restricted Subsidiary of the Company;

(D) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(E) the Credit Agreement;

(F) agreements existing on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date; or

(G) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (B), (D), (E) and (F) above and (H) and (J) below; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not materially more restrictive to the Company and its subsidiaries as a whole as determined by the Board of Directors of the Company or senior management in its good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (B), (D), (E), (F), (H) and (J);

(H) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature set forth in clause (iii) above on the property so acquired;

(I) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(J) secured Indebtedness otherwise permitted to be incurred pursuant to Section 8.4 and Section 8.7 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(K) customary provisions in joint venture agreements, licenses and leases and other similar agreements entered into in the ordinary course of business;

(L) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary; and

(M) an agreement governing Indebtedness (including any Credit Facilities) permitted to be incurred pursuant to Section 8.4; provided that provisions relating to such encumbrance or restriction contained in such Indebtedness are not materially more restrictive to the Company and its Restricted Subsidiaries as a whole as determined by senior management of the Company in its good faith judgment than the provisions contained in the Credit Agreement as in effect on the Closing Date.

8.4 Incurrence of Additional Indebtedness. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “Incur”) any Indebtedness, other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness including, without limitation, Acquired Indebtedness, and any Restricted Subsidiary of the Company that is not and will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0 if such incurrence is on or prior to September 30, 2001 and 2.25 to 1.0 if such incurrence is thereafter.

8.5 Asset Sales. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a) The Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale which, taken as a whole, is at least equal to the fair market value of the assets sold or otherwise disposed of (except from any sale or disposition as a result of a foreclosure or sale of by the lenders under the Credit Documents), as determined in good faith by the Board of Directors of the Company;

(b) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that each of the following shall be deemed to be cash for purposes of this provision:

(i) any liabilities (as shown on the Company’s or such Restricted

Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets;

(ii) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received; and

(iii) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received since the date of this Agreement pursuant to this clause (c) that is at that time outstanding, not to exceed 5% of total assets of the Company at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(c) upon the consummation of an Asset Sale, the Company shall, at its option, apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(i) to prepay any Senior Indebtedness or Guarantor Senior Indebtedness and, in the case of any prepayment of any Senior Indebtedness or Guarantor Senior Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(ii) to invest in or to acquire other properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as conducted on the Closing Date or at the time such assets are sold or in businesses reasonably related, complementary or ancillary thereto or a reasonable expansion thereof; and/or

(iii) to make a Capital Expenditure or commit, or cause such Restricted Subsidiary to commit, to make a Capital Expenditure, such commitments to include amounts anticipated to be expended pursuant to the Company’s capital investment plan as adopted by the Board of Directors of the Company or such Restricted Subsidiary of the Company, within 24 months of such Asset Sale.

Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Agreement. Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in Section 8.5(c)(i), (ii) or (iii) shall be deemed to constitute “Excess Proceeds”. If on the 366th day after any Asset Sale, or such earlier date, if any, as the senior management or the Board of Directors, as the case may be, of the Company or a Restricted Subsidiary which made such Asset Sale determines (each, an “Asset Sale Offer Trigger Date”), the amount of Excess Proceeds of such Asset Sale, when aggregated with Excess Proceeds of all prior Asset Sales by the Company and its Restricted Subsidiaries that have not been reset in accordance with the last sentence of this paragraph, equals or exceeds $10,000,000 (or such lesser amount as the senior management or the Board of Directors, as the case may be, of the Company or such Restricted Subsidiary determines), the Company or such Restricted Subsidiary shall make an Asset Sale Offer pursuant to Section 7.9 hereof to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in Section 7.9 hereof. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company or such Restricted Subsidiary may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Company shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds of all Asset Sales shall be reset at zero.

(d) In the event of the transfer of substantially all, but not all, of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 8.10, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this Section 8.5, and will comply with the provisions of this Section 8.5 with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold will be deemed to be Net Cash Proceeds for purposes of this Section 8.5.

8.6 Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions, including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with, or for the benefit of, any of its

Affiliates (each an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions, and each series of related Affiliate Transactions which are similar or part of a common plan, involving aggregate payments or other property with a fair market value in excess of $2,500,000 shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction, or a series of related Affiliate Transactions related to a common plan, that involves an aggregate fair market value of more than $5,000,000, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Holders.

(b) The restrictions set forth in paragraph (a) of this Section 8.6 shall not apply to:

(i) reasonable fees, expenses and compensation paid to and indemnity provided on behalf of officers, directors, employees, consultants or investment bankers of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors;

(ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Agreement;

(iii) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby, including pursuant to any amendment thereto, or any replacement agreement thereto so long as such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Closing Date;

(iv) Restricted Payments or Permitted Investments permitted by this Agreement;

(v) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Holders a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of this Section 8.6;

(vi) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any shareholders’ agreement, including any registration rights agreement or purchase agreement related thereto, to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter, provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (vi) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

(vii) the issuance of securities or other payments, awards or grants, in cash, securities or otherwise, pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company in good faith and loans to employees of the Company and its Subsidiaries which are approved by the senior management of the Company in good faith;

(viii) the payment of transaction, management, consulting and advisory fees and related expenses of MDCP, provided that such fees shall not, in the aggregate, exceed (x) $1,875,000 in connection with the Transaction or (y) $200,000, plus out-of-pocket expenses, in any calendar year commencing after the date of the Transactions, payable in equal quarterly installments of no more than $50,000, plus out-of-pocket expenses; provided further that no such fee shall be payable on any date if Consolidated EBITDA of the Company for the four fiscal quarters immediately preceding such date shall be less than $25,000,000;

(ix) transactions with customers, franchisees, clients, suppliers, purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(x) sale of Qualified Capital Stock to Affiliates of the Company.

8.7 Limitation on Liens. The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Closing Date or acquired after the Closing Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(ii) in all other cases, the Notes are equally and ratably secured, except for:

(A) Liens existing as of the Closing Date to the extent and in the manner such Liens are in effect on the Closing Date;

(B) Liens securing Senior Indebtedness and Liens securing Guarantor Senior Indebtedness;

(C) Liens securing the Notes and the Guarantees;

(D) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this Agreement and which has been incurred in accordance with the provisions of this Agreement; provided, however, that such Liens (i) are not materially more restrictive to the Company and not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(F) Permitted Liens;

it being understood that Liens set forth in subclauses (A) through (F) of this clause (ii) shall be permitted under this Section 8.7 and shall not be subject to the requirements of clause (i) or the first eleven words of this clause (ii).

8.8 Prohibition on Incurrence of Senior Subordinated Debt. The Company shall not, and shall not permit any Restricted Subsidiary that is a Guarantor to, incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Guarantor’s guarantee thereof, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.

8.9 Merger, Consolidation, or Sales of Assets. (a) The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (other than pursuant to the Credit Documents), or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of (other than pursuant to the Credit Documents), all or substantially all of the Company’s assets, which are determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries, whether as an entirety or substantially as an entirety to any Person unless:

(i) either:

(A) the Company shall be the surviving or continuing corporation; or

(B) the Person, if other than the Company, formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation, partnership, trust or a limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by an assumption agreement, in form and substance satisfactory to the Required Holders, executed and delivered to the Holders, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Agreement and the Exchange and Registration Rights Agreement on the part of the Company to be performed or observed; provided that if at any time the

Company or the Surviving Entity is a limited liability company, partnership or trust there shall be a co-issuer of the Notes that is a Restricted Subsidiary of the Company and that is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(ii) immediately after giving effect to such transaction and the assumption contemplated by clause (i)(B)(y) above to the extent applicable, including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction, the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to Section 8.4;

(iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (l)(B)(y) above to the extent applicable, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred or be continuing;

(iv) there has been delivered to the Holders an opinion of counsel to the effect that Holders of the Notes will not recognize income, gain, or loss for United States federal income tax purposes as a result of such consolidation, merger, conveyance, transfer or lease and will be subject to United States federal income tax with respect to the Notes in the same manner, in the same amount, and at the same time as would have been the case if such merger, conveyance, transfer or lease had not occurred; and

(v) the Company or the Surviving Entity shall have delivered to the Holders an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if an assumption agreement is required in connection with such transaction, such assumption agreement comply with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

Notwithstanding the foregoing, the merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction shall be permitted.

For purposes of this Section 8.9(a), the transfer, by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b) Upon any consolidation of the Company with, or merger of the Company into, any other Person or any transfer, conveyance, sale, lease or other disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole in one or more related transactions (other than pursuant to the Credit Documents) in which the Company is not the continuing entity, the successor company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the Notes with the same effect as if such successor company had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Company shall be relieved of all obligations and covenants under this Agreement and the Notes.

SECTION 9.

PROVISIONS RELATING TO RESALES OF SECURITIES

9.1 Private Offerings. The Company and the Purchasers agree that the following provisions will apply to any Private Offerings:

(a) Offers and Sales only to Institutional Accredited Investors or Qualified Institutional Buyers. Offers and sales of the Securities will be made only by the Purchasers or Affiliates thereof who are qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made (i) to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers, (ii) to a limited number of other institutional accredited investors (as such term is defined in Rule 501(a)(l), (2), (3) or (7) of Regulation D) that the offeror or seller reasonably believes to be and, with respect to sales and deliveries, that are Accredited Investors (“Institutional Accredited Investors”) or (iii) non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S under the Securities Act.

(b) No General Solicitation. The Securities will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) will be used in the United States and no directed selling efforts (as defined in

Regulation S) will be made outside the United States in connection with the offering of the Securities.

(c) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to this Section 9.1, such third parties shall, in the reasonable judgment of the applicable Purchaser, be an Institutional Accredited Investor or a Qualified Institutional Buyer or a non-U.S. person outside the United States.

(d) Restrictions on Transfer. Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or in substitution thereof, other than the Exchange Notes) shall bear such legend as is required under Section 10.4 of this Agreement. The restrictions on transfer set forth in this Section 9.1 are in addition to any other restrictions on transfer set forth in this Agreement.

9.2 Registration Rights Agreements. The Company shall, and shall cause the Guarantors a party thereto to, comply with all provisions and obligations of the Exchange and Registration Rights Agreement and the MDCP Registration Rights Agreement and shall comply with all applicable federal and state securities laws in connection therewith.

9.3 Exchange Right. Upon the request of the Required Holders at any time or from time to time, the Company will (a) exchange all or any portion (pro rata among all the Holders) of the outstanding Notes for any other evidences of indebtedness or debt securities of the Company (the “Replacement Notes”) in the same aggregate principal amount as the then principal amount of the Notes being exchanged and (b) enter into, and cause the Guarantors to enter into, any such agreements, whether in the form of an amendment hereto or to the Exchange and Registration Rights Agreement, an indenture, a note purchase agreement or otherwise (the “New Documents”) as the Purchaser shall deem necessary or desirable in connection with a resale of the Notes, whether as a private placement, registered public offering or otherwise. The Replacement Notes will have identical terms as the Notes for which they are exchanged except for any changes to the relative ranking, interest rate or yield for such Replacement Notes that shall be approved by all the Holders; provided, however, that the aggregate principal amount of all Notes and Replacement Notes outstanding and the aggregate cash interest and premium expense to the Company of all Notes and Replacement Notes outstanding after giving effect to any such exchange shall not exceed such principal amount or cash interest and premium expense of the Notes and any Replacement Notes outstanding immediately before such exchange. Each Replacement Note shall be subject to the requirements of Sections 10.6 and 10.7 hereof. Notwithstanding the foregoing, the New Documents will (a) contain such additional terms and provisions as are customarily contained in such documents governing the issuance of debt, including provisions governing the rights of indenture trustees and/or administrative agents and bank set-off and sharing provisions, as applicable, and such other additional terms and provisions as are reasonably requested by the Purchasers in order to effectuate the resale of the Replacement Notes and (b) be in such form and will contain such terms and provisions as are necessary to comply with all Applicable Laws, including in the case of an indenture, the TIA. All Notes and Replacement Notes will vote together as one series on all matters requiring the vote of the Notes or Replacement Notes, except for matters affecting one series of Notes or Replacement Notes and not affecting another series of Notes or Replacement Notes. Unless the context otherwise requires, all references to the Notes herein includes the Replacement Notes and all references to the Purchasers herein includes any trustee for any indenture pursuant to which the Replacement Notes are issued.

SECTION 10

THE NOTES

10.1 Form and Execution. The Notes shall be in the form of Exhibit A hereto. The Notes shall be executed on behalf of the Company by its President or one of its Vice Presidents, attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Notes may be manual or facsimile.

Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes.

10.2 Terms of the Notes. The terms of the Notes shall be as set forth in Exhibit A. Without limiting the foregoing:

(a) Stated Maturity. The Stated Maturity of the Notes shall be September 30, 2006.

(b) Interest. The Notes will bear interest as provided in Exhibit A.

10.3 Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof.

10.4 Form of Legend for the Notes. Unless otherwise permitted by Section 10.7, every Note issued and delivered hereunder shall bear a legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS NOTE IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 17, 1999 (AS AMENDED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME, THE “AGREEMENT”), AMONG RUTH U. FERTEL, INC., THE GUARANTORS LISTED ON THE SIGNATURE PAGES THEREOF, GS MEZZANINE PARTNERS, L.P., AND GS MEZZANINE PARTNERS OFFSHORE, L.P.

10.5 Payments and Computations. All payments of interest on the Notes shall be paid to the persons in whose names such Notes are registered on the Security Register at the close of business on the Regular Record Date and all payments of principal on the Notes shall be paid to the persons in whose names such Notes are registered at Maturity. The principal of and any premium on any Note shall be payable only against surrender therefor, while payments of interest on Notes shall be made, in accordance with this Agreement and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person’s address appearing on the Security Register (or, in the case of a Holder holding not less than $1,000,000 aggregate principal amount of Notes, by wire transfer to such account as such Holder shall designate by written instructions received by the Company no less than 15 days prior to any applicable Interest Payment Date, which wire instruction shall continue in effect until such time as the Holder otherwise notifies the Company or such Holder no longer is the registered owner of such Note or Notes).

Interest will be computed on the basis of a 360-day year of twelve 30-day months.

10.6 Registration, Registration of Transfer and Exchange.

(a) Security Register. The Company shall maintain a register (the “Security Register”) for the registration or transfer of the Notes. The name and address of the Holder of each Note, records of any transfers of the Notes and the name and address of any transferee of a Note shall be entered in the Security Register and the Company shall, promptly upon receipt thereof, update the Security Register to reflect all information received from a Holder. There shall be no more than one Holder for each Note, including all beneficial interests therein.

(b) Registration of Transfer. Upon surrender for registration of transfer of any Note at the office or agency of the Company, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and like aggregate principal amount.

(c) Exchange. At the option of the Holder, Notes may be exchanged for other Notes, of any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute and deliver the Notes which the Holder making the exchange is entitled to receive.

(d) Effect of Registration of Transfer of Exchange. All Notes issued upon any registration of transfer of exchange of Notes shall be the valid obligations of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

(e) Requirements; Charges. Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the Holder thereof or its attorney duly authorized in writing. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 10.8 not involving any transfer.

(f) Certain Limitations. If the Notes are to be redeemed in part, the Company shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such Notes selected for redemption under Section 12.2 and ending at the close of business on the day of such mailing, or (ii) to register the transfer, of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

10.7 Transfer Restrictions.

(a) No Note may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition is herein referred to as a “sale”), except in compliance with this Section 10.7. A pledge by any Holder of a Note shall not constitute a sale unless and until such pledge shall be realized upon.

(b) A Holder may sell its Notes to a transferee that is an Accredited Investor or a Qualified Institutional Buyer; provided, however, that each of the following conditions is satisfied:

(i) such transferee shall make same the representations and warranties with respect to itself Notes to be required to be made by the Purchasers in clauses (a), (b), (c) and (e) of Section 5.1; and

(ii) such transferee agrees to be bound by the provisions of this Agreement (including the confidentiality provisions set forth in Section 15.4).

(c) A Holder may sell its Notes to a transferee in accordance with Regulation S under the Securities Act; provided, however, that each of the following conditions is satisfied:

(i) if such Holder would be deemed to be the Company, a distributor or any of their respective affiliates or any person acting on behalf of any of the foregoing for purposes of Regulation S under the Securities Act:

(A) the Company is a “reporting issuer” as such term is defined in Rule 902(i) under the Securities Act;

(B) any distributor (as defined in Rule 902(d) under the Securities Act) involved in a sale of Notes has agreed in writing that all offers and sales of Notes shall be made only in accordance with the provisions of Rule 903 or Rule 904 under the Securities Act;

(C) all offering materials and documents (other than press releases) used in connection with offers and sales of the Notes shall conform to the requirements of Rule 902(g)(2) under the Securities Act; and

(D) each distributor (as defined in clause (i)(B) above) selling Notes to a distributor, dealer (as defined in Section 2(12) of the Securities Act), or a person receiving a selling concession, fee or other remuneration in respect of the Notes sold sends a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor prescribed by Regulation S under the Securities Act.

(ii) if such exercise and/or sale by a Holder is not governed by (i) above:

(A) the offer of Notes is not made to a person in the United States;

(B) either:

(1) at the time the buy order is originated, the transferee is outside the United States or the Holder and any person acting on its behalf reasonably believes that the transferee is outside the United States, or

(2) the transaction is executed in, on or through the facilities of a designated offshore securities market and neither the Holder nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

(C) no directed selling efforts are made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S under the Securities Act, as applicable; and

(D) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

(d) In the event of a proposed exercise or sale that does not qualify under either Section 10.7(b) or 10.7(c) above, a Holder may sell its Notes only if:

(i) such Holder gives written notice to the Company of its intention to exercise or effect such sale, which notice (A) shall describe the manner and circumstances of the proposed transaction in reasonable detail and (B) shall designate the counsel for such Holder, which counsel shall be reasonably satisfactory to the Company;

(ii) counsel for the Holder shall render an opinion, to the effect that such proposed sale may be effected without registration under the Securities Act or under applicable Blue Sky laws; and

(iii) such Holder or transferee complies with Sections 10.7(b)(i) and 10.7(b)(ii).

10.8 Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall executed and deliver in exchange therefor a new Note of the same principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company (a) evidence to its satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by the Company and any agent to save each of the Company and such agent harmless, then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount and bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

10.9 Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company and any agent of the Company shall treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue and neither the Company nor any agent of the Company shall be affected by notice or knowledge to the contrary.

10.10 Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Company, be delivered to the Company and shall be promptly canceled by it. The Company shall cancel any Notes previously issued and delivered hereunder which the Company may have reacquired.

10.11 Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in this Agreement or such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, and interest by such method and at the address specified for such purpose in Schedule 2.2 or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation reasonably promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of any Note held by such Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 10.6. The Company will afford the benefits of this Section 10.11 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser made in this Section 10.11.

SECTION 11

EVENTS OF DEFAULT; REMEDIES

11.1 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) the Company defaults in the payment when due of interest, if any, on the Notes and such default continues for a period of twenty five (25) days (whether or not such payment is prohibited under Section 13 hereof);

(b) the Company defaults in the payment when due of principal of or premium, if any, on the Notes when the same becomes due and payable at its Maturity, upon redemption or otherwise (whether or not such payment is prohibited under Section 13 hereof);

(c) (i) the Company fails to comply with any of the provisions of Sections 7.7, 7.8, 7.9 or 8.1 through 8.9, inclusive and such failure continues for a period of twenty five (25) days after any officer of the Company first becomes aware of such failure or (ii) the Merger is not consummated on the Closing Date;

(d) the Company fails to observe or perform any other covenant or other agreement in this Agreement or the Notes and such failure continues for a period of 30 days after the Company has received a notice of such failure from the Holders of at least 25% in aggregate principal amount of the Notes at the time Outstanding, which notice must specify the failure, demand that it be remedied and state that the notice is a “Notice of Default”;

(e) any representation, warranty or certification made by or on behalf of the Company or any Guarantor or by any officer of the Company or any Guarantor in any Financing Document or in any certificate furnished by the Company or any Guarantor pursuant thereto shall be false in any material respect on the date as of which made;

(f) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Significant Subsidiary of the Company or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated aggregates $10,000,000 or more at any time;

(g) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments remain unpaid and undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10,000,000 (exclusive of amounts covered by insurance or selling shareholders’ indemnification);

(h) the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case or proceeding under any Bankruptcy Law,

(ii) consents to the entry of a decree or order for relief against it in an involuntary case or proceeding or to the commencement of any case or proceeding against it under any Bankruptcy Law,

(iii) consents to the filing of a petition or to the appointment of or taking possession by a Custodian (as defined below) of it or for all or any substantial part of its property under any Bankruptcy Law,

(iv) makes or consents to the making of a general assignment for the benefit of its creditors,

(v) generally is not paying, or admits in writing that it is not able to pay, its debts as they become due, or

(vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case or proceeding under any Bankruptcy Law;

(B) appoints a Custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or for all or any substantial part of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any of the foregoing; or

(C) orders the winding up or liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or adjudges any of them a bankrupt or insolvent;

and any such order or decree remains unstayed and in effect for 60 consecutive days; or

(i) any Subsidiary Guarantee of any Significant Subsidiary ceases to be in full force and effect or any Subsidiary Guarantee of any Significant Subsidiary is declared to be null and void and unenforceable or any Subsidiary Guarantee of any Significant Subsidiary is found to be invalid or any Guarantor which is a Significant Subsidiary denies its liability under its Subsidiary Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Agreement).

The term “Custodian” means any custodian, receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

11.2 Remedies. If an Event of Default (other than an Event of Default specified in Section 11.1 (h)) occurs and is continuing, then and in every such case the Holders of more than 25% in aggregate principal amount of the Notes at the time Outstanding may declare all principal of, accrued and unpaid interest on, any premium on, and all other amounts owing in respect of, all Notes (the “Default Amount”) to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such Default Amount and any accrued interest, if any, shall become immediately due and payable. If an Event of Default specified in Section 11. 1(h) occurs and is continuing, the Default Amount of and any accrued interest, if any, on the Outstanding Notes shall automatically, and without any declaration or other action on the part of any Holder, become immediately due and payable. If a default in the payment when due of interest has occurred and is continuing for a period of five (5) days or more or an Event of Default has occurred and is continuing, the Notes will accrue interest at 2% per annum plus the stated interest rate on the Notes until such time as no such default or no Event of Default, as the case may be, shall be continuing (to the extent that the payment of such interest shall be legally enforceable).

At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, the Required Holders, by written notice to the Company, may rescind and annul such declaration and its consequences if:

(a) the Company has paid a sum sufficient to pay

(i) all overdue interest on all Notes;

(ii) the principal of (and premium, if any, on) any Notes which have become due otherwise than by such declaration of acceleration (including any Notes required to have been purchased pursuant to an offer to purchase that the Company is required to make hereunder) and any interest and overdue interest thereon at the rate borne by the Notes; and

(iii) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate provided therefor in the Notes; and

(b) all Events of Default, other than the nonpayment of the Default Amount which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 11.3.

11.3 Waiver of Existing Defaults. The Required Holders may on behalf of the Holders of all the Notes waive any existing Default or Event of Default hereunder and its consequences, except a Default or Event of Default:

(i) in the payment of the principal of (or premium, if any) or interest on, any Note (including any Note which is required to have been purchased pursuant to an offer to purchase that the Company is required to make hereunder), or

(ii) in respect of a covenant or provision hereof which under Section 16.4 cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured and cease, for every purpose of this Agreement; provided, however, no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

11.4 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee or stockholder of the Company or any Subsidiary, as such, shall have any liability for any Obligations of the Company under the Notes, the Warrants, the Warrant Shares, this Agreement or the Subsidiary Guarantees or the Exchange Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes and the Warrants, by accepting a Note and a Warrant, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Warrants.

SECTION 12.

REDEMPTION

12.1 Right of Redemption. The Notes may be redeemed at the election of the Company at such times, in such amounts and at the Redemption Prices (together with any applicable accrued interest to the Redemption Date) specified in the form of Note attached as Exhibit A hereto.

12.2 Partial Redemptions. In case the Company elects to redeem less than all of the Notes, the Company shall redeem the Notes pro rata from each Holder; provided, however, that any such redemption shall be for an aggregate principal amount of not less than $5,000,000. For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

12.3 Notice of Redemption. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, at its address appearing in the Security Register. Notice of redemption of Notes to be redeemed at the election of the Company shall be given by the Company and at the expense of the Company.

All notices of redemption shall state:

(a) the Redemption Date,

(b) the Redemption Price,

(c) if less than all the Outstanding Notes are to be redeemed, the portion of each Note to be redeemed,

(d) that on the Redemption Date the Redemption Price will become due and payable upon each such Note to be redeemed and that interest thereon will cease to accrue on and after said date, and

(e) the place or places where such Notes are to be surrendered for payment of the Redemption Price.

12.4 Deposit of Redemption Price. Prior to any Redemption Date, the Company shall segregate and hold in trust an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) any applicable accrued interest on, all the Notes which are to be redeemed on that date.

12.5 Notes Payable on Redemption Date. If notice of redemption shall have been given as provided above, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company shall default in the payment of the Redemption Price and any applicable accrued interest) such Notes shall not bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with any applicable accrued interest to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of this Agreement.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate provided by the Note.

12.6 Notes Redeemed in Part. Any Note which is to be redeemed only in part shall be surrendered at the principal offices of the Company (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or its attorney duly authorized in writing), and the Company shall execute and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

SECTION 13.

SUBORDINATION OF NOTES

13.1 Notes Subordinate to Senior Indebtedness. The Company covenants and agrees, and each Holder of a Note, by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 13, the payment of the principal of (and premium, if any) and interest on each and all of the Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company. The provisions of this Section 13 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by a holder of Senior Indebtedness upon any Proceeding or otherwise, all as though such payment had not been made.

13.2 Payment Over of Proceeds Upon Dissolution, Etc. In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event specified in clause (a), (b) or (c) above (each such event, if any, herein sometimes referred to as a “Proceeding”) the holders of Senior Indebtedness shall be entitled to receive or retain payment in full in cash or Cash Equivalents of all amounts due or to become due on or in respect of all Senior Indebtedness, before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, on account of principal of (or premium, if any) or interest on or other obligations in respect of the Notes (including any interest accruing on or after the filing of any Proceeding relating to the Company, whether or not allowed in such Proceeding) or on account of any purchase or other acquisition of Notes by the Company or any Subsidiary of the Company (all such payments, distributions, purchases and acquisitions herein referred to, individually and collectively, as a “Notes Payment”), and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any Notes Payment which may be payable or deliverable in respect of the Notes in any such Proceeding.

In the event that, notwithstanding the foregoing provisions of this Section 13.2, the Holder of any Note shall have received any Notes Payment before all Senior Indebtedness of the Company is paid in full in cash or Cash Equivalents, then and in such event such Notes Payment shall be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of assets of the Company for the application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay the Senior Indebtedness in full in cash or Cash Equivalents, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

For purposes of this Section 13 only, the words “any payment or distribution of any kind or character, whether in cash, property or securities” shall not be deemed to include a payment or distribution of stock or securities of the Company provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law or of any other corporation provided for by such plan of reorganization or readjustment which stock or securities are subordinated in right of payment to all then outstanding Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes are so subordinated as provided in this Section 13. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its properties and assets as an entirety to another Person upon the terms and conditions set forth in Section 8.9 shall not be deemed a Proceeding for the purposes of this Section 13.2 if the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer such properties and assets, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, complies with the conditions set forth in Section 8.9.

13.3 No Payment When Senior Indebtedness in Default. In the event that any Senior Payment Default (as defined below) shall have occurred and be continuing, then no Notes Payment shall be made unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist or all amounts then due and payable in respect of Senior Indebtedness shall have been paid in full in cash or Cash Equivalents. “Senior Payment Default” means any default in the payment of principal of (or premium, if any) or interest on Designated Senior Indebtedness when due, whether at the due date of any such payment or by declaration of acceleration, prepayment, call for redemption or otherwise.

Upon the occurrence of a Senior Nonmonetary Default and receipt of written notice by the Holders of the occurrence of such Senior Nonmonetary Default from the Representative under the Credit Agreement (or in the absence thereof, a designated Representative for the holders of the Designated Senior Indebtedness which is the subject of such Senior Nonmonetary Default, no payments on account of principal of, premium, if any, or Notes Payment (other than payment in stock or security subordinated in right of payment to all the outstanding Senior Indebtedness to substantially the same extent, or to a greater extent than, the Notes are subordinated as provided in this Section 13) may be made during a period (the “Payment Blockage Period”) commencing on the date of the receipt by the Company of such notice and ending the earlier of (i) the date on which such Senior Nonmonetary Default shall have been cured or waived or ceased to exist or all Designated Senior Indebtedness which was the subject of such Senior Nonmonetary Default shall have been paid in full in cash or Cash Equivalents and (ii) the 179th day after the date of the receipt of such notice. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of a Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period whether or not within a period of 360 consecutive days, unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days; provided, however, any breach of any financial covenant for a period commencing after the expiration of a Payment Blockage Period that would give rise to a new event of default, even though such breach is a breach of a provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose. In any event, notwithstanding the foregoing, no more than one Payment Blockage Period may be commenced during any 360-day period and there shall be a period of at least 181 days during each 360-day period when no Payment Blockage Period is in effect. “Senior Nonmonetary Default” means the occurrence or existence and continuance of an event of default with respect to Designated Senior Indebtedness, other than a Senior Payment Default, that permits the holders of the Designated Senior Indebtedness (or a trustee or other agent on behalf of the holders thereof) then to declare such Designated Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable.

The failure to make any payment on the Notes by reason of the provisions of this Section 13.3 will not be construed as preventing the occurrence of an Event of Default with respect to the Notes arising from any such failure to make payment. Upon termination of any period of Payment Blockage Period the Company shall resume making any and all required payments in respect of the Notes, including any missed-payments.

In the event that, notwithstanding the foregoing, the Company shall make any Notes Payment to any Holder prohibited by the foregoing provisions of this Section 13.3, then and in such event such Notes Payment shall be paid over and delivered forthwith to the holders of the Senior Indebtedness of the Company in the same form received and, until so turned over, the same shall be held in trust by such Holder as the property of the holders of the Senior Indebtedness.

By reason of such subordination, in the event of insolvency by the Company, unsubordinated creditors of the Company who are not holders of Senior Indebtedness or of the Notes may recover less, ratably, than holders of Senior Indebtedness and more, ratably, than Holders of the Notes.

The provisions of this Section 13.3 shall not apply to any Notes Payment with respect to which Section 13.2 would be applicable.

13.4 Payment Permitted If No Default. Nothing contained in this Section 13 or elsewhere in this Agreement or in any of the Notes shall prevent the Company, at any time except during the pendency of any Proceeding referred to in Section 13.2 or under the conditions described in Section 13.3, from making Notes Payments. The Required Holders shall give a prompt notice of any acceleration of the Notes to the administrative agent under the Credit Agreement.

13.5 Subrogation to Rights of Holders of Senior Indebtedness. Only after the payment in full in cash or Cash Equivalents of all amounts due or to become due on or in respect of Senior Indebtedness of the Company and, unless the holders of Senior Indebtedness shall have the ability to terminate such commitments, the termination of all commitments in respect thereof, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of the Company of any cash, property or securities to which the Holders of the Notes would be entitled except for the provisions of this Section 13, and no payments pursuant to the provisions of this Section 13 to the holders of Senior Indebtedness by Holders of the Notes, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness of the Company.

13.6 Provisions Solely to Define Relative Rights. The provisions of this Section 13 are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 13 or elsewhere in this Agreement or in the Notes is intended to or shall (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Section 13 of the holders of Senior Indebtedness, is intended to rank equally with all other general unsecured obligations of the Company), to pay to the Holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 13 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to such Holder.

13.7 No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

13.8 Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities of the Company referred to in this Section 13, the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holders of Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 13.

13.9 Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each Holder of a Note, by accepting such Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Note, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

SECTION 14.

SUBSIDIARY GUARANTEES

14.1 Subsidiary Guarantees. Each of the Guarantors hereby, jointly and severally, unconditionally guarantees, on a senior subordinated basis, to each Holder of a Note executed and delivered by the Company, irrespective of the validity and enforceability of this Agreement, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of and premium and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of (and any premium) and interest on the Notes, and all other obligations of the Company to the Holders hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a prior proceeding against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Agreement. If any Holder is required by any court or otherwise to return to the Company or Guarantors, or any Custodian, trustee, liquidator or other similar official acting in relation to either the Company or Guarantors, any amount paid by such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders of Notes in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one Hand, and the Holders, on the other hand, (a) the Maturity of the obligations guaranteed hereby may be accelerated as provided in Section 11 for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (b) in the event of any declaration of acceleration of such obligations as provided in Section 11, such obligations

(whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Subsidiary Guarantee.

14.2 Execution and Delivery of Subsidiary Guarantees. To evidence its Subsidiary Guarantee set forth in Section 14.1, each Guarantor hereby agrees that this Agreement shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents and, to the extent not a party to this Agreement on the date hereof, each Guarantor shall execute and deliver to the Holders a supplemental agreement substantially in the form of Exhibit F hereto (“Supplemental Agreement”), pursuant to which such Subsidiary shall become a Guarantor under this Section 14 and shall guarantee the Obligations of the Company under this Agreement and the Notes. Concurrently with the execution and delivery of such Supplemental Agreement, such Guarantor shall deliver to the Holders an opinion of counsel reasonably acceptable to the Purchasers that the foregoing have been duly authorized, executed and delivered by such Guarantor and that such Supplemental Agreement and the Notation of Subsidiary Guarantee on any Note with respect to which this Subsidiary Guarantee is given, is a valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

If an officer whose signature is on this Agreement or on a Supplemental Agreement no longer holds that office at the time the Company executes and delivers any Note with respect to which this Subsidiary Guarantee is given, this Subsidiary Guarantee shall be valid nevertheless. The execution and delivery of any Note by the Company shall constitute due delivery of the Subsidiary Guarantee set forth in this Agreement on behalf of the Guarantors.

14.3 Guarantors May Consolidate, Etc. On Certain Terms. No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity (other than the Company or another Guarantor) unless:

(a) subject to the provisions of Section 14.4 hereof, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes all the obligations of such Guarantor under the Notes and this Agreement pursuant to a Supplemental Agreement;

(b) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(c) immediately after giving effect to such transaction, the Company would be permitted to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, under Section 8.4.

Notwithstanding the foregoing, no Guarantor shall be permitted to consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or any Guarantor) pursuant to the preceding sentence if such consolidation or merger would not be permitted by Section 8.10.

In case of any such consolidation or merger and upon the assumption by the successor entity, by Supplemental Agreement executed and delivered to the Holders, of the Subsidiary Guarantee and the execution of the Notation of Subsidiary Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Guarantor, such successor entity shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor entity thereupon may cause to be signed any or all of the Notations of Subsidiary Guarantee to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company. All the Subsidiary Guarantees so given shall in all respects have the same legal rank and benefit under this Agreement as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Agreement as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

Nothing contained in this Agreement or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of any of the property of a Guarantor to the Company or another Guarantor.

14.4 Releases of Subsidiary Guarantees. In the event of (i) a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise in a transaction that complies with the provisions of section 14.3, (ii) a sale or other disposition of all of the capital stock of any Guarantor or (iii) a distribution of all of the capital stock of any Guarantor to shareholders of the Company in a transaction that complies with the provisions of Section 8.2, such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation, distribution or otherwise, of all of the capital stock of such Guarantor) or the entity acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under such Guarantor’s Subsidiary Guarantee; provided that the Net Cash Proceeds of such sale or other disposition shall be applied in accordance with the provisions of Section 8.5 hereof. Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes.

14.5 Subordination of Subsidiary Guarantees l4.5. Subordination of Subsidiary Guarantees.5. Subordination of Subsidiary Guarantees.5. Subordination of Subsidiary Guarantees.5. Subordination of Subsidiary Guarantees.5. Subordination of Subsidiary Guarantees. The Obligations of each Guarantor under its Subsidiary

Guarantee pursuant to this Section 14 shall be junior and subordinated to the Guarantor Senior Indebtedness of such Guarantor on the same basis as the Notes are junior and subordinated to Senior Indebtedness of the Company. For the purposes of the foregoing sentence, the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Agreement, including Section 13.

14.6 Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of the Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Subsidiary Guarantee and this Section 14 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Section 14, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

14.7 Endorsement of Subsidiary Guarantees. To evidence its Subsidiary Guarantee set forth in Section 14.01, each Guarantor hereby agrees that a notation of such Subsidiary Guarantee substantially in the form of Exhibit G to this Agreement (“Notation of Subsidiary Guarantee”) shall be endorsed by an officer of such Guarantor on each Note authenticated and delivered by the Company.

Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 14.1 shall remain in full force and effect notwithstanding any failure to endorse on each Note a Notation of Subsidiary Guarantee.

SECTION 15.

EXPENSES, INDEMNITY AND CONFIDENTIALITY

15.1 Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable and documented attorneys’ and accountants’ fees and disbursements) incurred by the Purchasers or any holder of a Security in connection with the Transactions and in connection with any amendments, waivers or consents under or in respect of the Financing Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the Purchaser’s reasonable and documented out-of-pocket expenses in connection with the Purchaser’s examinations and appraisals of the Company’s properties, books and records; (b) the reasonable and documented costs and expenses incurred in enforcing, defending or declaring any rights or remedies under the Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Financing Documents or by reason of being a holder of any Security or the Warrant Shares; and (c) the costs and expenses, including reasonable and documented consultants’ and advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary of the Company or in connection with any work-out or restructuring of the transactions contemplated by the Financing Documents. The Company will pay, and will save the Purchasers and each other holder of a Security harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders in relation to the Transactions (other than any brokers or finders of the Purchasers or any other Holder).

15.2 Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless each Purchaser and its Affiliates and its officers, directors, agents, employees, subsidiaries, partners and controlling Persons (each, an “Indemnified Person”) to the fullest extent permitted by law, from and against any and all out-of-pocket losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, “Liabilities”) resulting from or arising out of any investigation or proceeding against the Company or any Indemnified Person and arising out of or in connection with this Agreement or any of the Transaction Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Person because of this Agreement, any other Transaction Document or such other documents and the transactions contemplated hereby or thereby, provided that the Company shall not be liable under this Section 15.2 to an Indemnified Person for any liabilities resulting primarily from any actions that involved the gross negligence or willful misconduct of such Indemnified Person or the breach by such Indemnified Person of any representation, warranty, covenant or other agreement of such Indemnified Person contained herein or in the other Financing Documents; and provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities for which it would otherwise be liable hereunder which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for Liabilities as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Person for all such Liabilities (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Person; provided that if an Indemnified Person is reimbursed hereunder for any Liabilities, such reimbursement of Liabilities shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Person. The obligations of the Company under this paragraph will survive any transfer of the Notes, the Exchange Notes the Warrants or the Warrant Shares by the Purchasers. In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Person harmless, then the Company will contribute to amounts paid or payable by such Indemnified Person in respect of such Indemnified Person’s Liabilities in such proportions as appropriately reflect the relative benefits received by and fault of the Company and such Indemnified Person in connection with the matters as to which such Liabilities relate and other equitable considerations.

15.3 Notification. Each Indemnified Person under this Section 15 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Person in respect of which indemnity may be sought from the Company under this Section 15, notify the Company in writing of the commencement thereof. The omission of any Indemnified Person so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Person under this Section 15 unless, and only to the extent that, such omission results in the Company’s forfeiture of substantive rights or defenses or the Company is otherwise irrevocably prejudiced in defending such proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Person and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to the Company; provided that any Indemnified Person may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Company, on the one hand, and an Indemnified Person, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Person shall have the right to employ separate counsel at the Company’s expense and to control its own defense of such action, claim or proceeding if, (a) the Company has failed to assume the defense and employ counsel as provided herein, (b) the Company has agreed in writing to pay such fees and expenses of separate counsel or (c) in the reasonable opinion of counsel to such Indemnified Person, a conflict or likely conflict exists between the Company, on the one hand, and such Indemnified Person, on the other hand, that would make such separate representation advisable, provided, however, that the Company shall not in any event be required to pay the fees and expenses of more than one separate counsel (and if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel). The Company agrees that it will not, without the prior written consent of an Indemnified Person, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if such Indemnified Person is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Person without the prior written consent of the Company. The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise.

15.4 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 15.4, each Purchaser agrees that it will use its reasonable efforts not to disclose without the prior consent of the Company (other than to its employees, auditors, creditors, advisors or counsel or to another Purchaser if the Purchaser or such Purchaser’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 15.4 to the same extent as such Purchaser) any non public information which is now or in the future furnished pursuant to this Agreement or any other Financing Document, provided that any Purchaser may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 15.4(a) by such Purchaser or any other Person to whom such Purchaser has provided such information as permitted by this Section 15.4, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Purchaser or to the Commission or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Purchaser, and (v) to any prospective or actual transferee or participant in connection with any contemplated transfer of any of the Notes or Warrants by such Purchaser, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 15.4.

(b) The Company hereby acknowledges and agrees that each Purchaser may share with any of its Affiliates, and such Affiliates may share with such Purchaser, any information related to the Company or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Company and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 15.4 to the same extent as such Purchaser.

SECTION 16.

MISCELLANEOUS

16.1 Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below (or to such other number as such party may specify by written notice to the other parties hereto) if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

(a) if to a Purchaser or its nominee, to the Purchaser or its nominee at the address specified for such communications in Schedule 2.2, with a copy to Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, attention: Arthur S. Kaufman, Esq., or at such other address as the Purchaser or its nominee shall have specified to the Company in writing;

(b) if to any other Holder of any Note, to such Holder at the address of such Holder appearing in the Security Register or such other address as such other Holder shall have specified to the Company in writing; or

(c) if to the Company, to the Company at 3321 Hessmer Avenue, Metairie, Louisiana 70002, Attention: President, with copies to (i) Crawford & Lewis, A Professional Law Corporation, 1600 Bank One Centre-North Tower, 450 Laurel Street, Baton Rouge, Louisiana 70801, Attention: James R. Lewis,

Esq. and (ii) Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601. Attention: Edward T. Swan, Esq. or at such other address as the Company shall have specified to the holder of each Security in writing.

16.2 Benefit of Agreement; Assignments and Participations. Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and permitted assigns (including, without limitation, any subsequent permitted holder of a Note, Warrant or Warrant Share) whether so expressed or not; provided, however, that the Company may not assign and transfer any of its rights or obligations without the prior written consent of the other parties hereto and each such holder.

Nothing in this Agreement or in the Notes or Warrants, express or implied, shall give to any Person other than the parties hereto (and, with respect to Section 13 only, the holders of Senior Indebtedness), their successors and permitted assigns and the holders from time to time of the Notes or Warrants any benefit or any legal or equitable right, remedy or claim under this Agreement.

16.3 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto or any Holder in exercising any right, power or privilege hereunder or under the Notes and no course of dealing between the Company and any other party or Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes are cumulative and not exclusive of any rights or remedies which the parties or Holders would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto or the Holders to any other or further action in any circumstances without notice or demand.

16.4 Amendments, Waivers and Consents. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively) with (and only with) the written consent of the Company and the Required Holders; provided, however, that no such amendment or waiver may, without the prior written consent of the Holder of each Note then outstanding and affected thereby (i) subject any Holder to any additional obligation, (ii) reduce the principal of (or premium, if any) or rate of interest on, any Note, (iii) postpone the date fixed for any payment of principal of (or premium, if any) or interest on, any Note or Exchange Note, (iv) change the ranking or priority of the Notes or the percentage of the aggregate principal amount of the Notes the Holders of which shall be required to consent or take any other action under this Section 16.4 or any other provision of this Agreement, (v) modify or change any provision of this Agreement or the related definitions affecting the subordination or ranking of the Notes or any Subsidiary Guarantee in a manner which adversely affects the Holders, or (vi) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or this Agreement otherwise than in accordance with the terms of this Agreement; provided, further, that no such amendment or waiver may, without the prior written consent of GS Mezzanine (so long as GS Mezzanine owns any Securities, Exchange Notes or Warrant Shares), amend or waive the provisions of Sections 7.4 or 7.8. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or thereby impair any right consequent thereon. As used in this Section 16.4, the term this “Agreement” and references thereto shall mean this Agreement as it may from time to time be amended, supplemented or modified.

16.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

16.6 Reproduction. This Agreement, the other Transaction Documents and all documents relating, hereto and thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Securities themselves), and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. The Company agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 16.6 shall not prohibit the Company, any other party hereto or any holder of Securities from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

16.7 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

16.8 Survival of Covenants and Indemnities. All covenants and indemnities set forth herein shall survive the execution and delivery of this Agreement, the issuance of the Notes, Warrants and the Warrant Shares, and, except as otherwise expressly provided herein with respect to covenants, the payment of principal of the Notes and any other obligations hereunder.

16.9 Governing Law; Submission to Jurisdiction; Venue.

(a) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(b) If any action, proceeding or litigation shall be brought by any Purchaser or any holder of a Security in order to enforce any right or remedy under this Agreement or any of the Securities, the Company hereby consents and will submit, and will cause each of its Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. The Company hereby irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum nonconveniens, which it may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction: The Company further agrees that it shall not, and shall cause its Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement or the Securities in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area Comprising the Southern District of New York on the date of this Agreement.

(c) The Company hereby irrevocably designates CT Corporation System at an address in New York City designated at the Closing as the designee, appointee and agent of the Company to receive, for and on behalf of the Company, service of process in such jurisdiction in any action, proceeding or litigation with respect to this Agreement, the Notes or any of the other Financing Documents. It is understood that a copy of such process served on such agent will be promptly forwarded by mail to the Company at its address set forth opposite its signature below, but the failure of the Company to have received such copy shall not affect in any way the service of such process. The Company further irrevocably consents to the service of process of any of the aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its said address, such service to become effective thirty (30) days after such mailing.

(d) Nothing herein shall affect the right of any holder of a Security to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction. If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

(e) THE COMPANY HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE SECURITIES.

16.10 Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

16.11 Entirety. This Agreement together with the other Financing Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Financing Documents or the transactions contemplated herein or therein.

16.12 Survival of Representations and Warranties. All representations and warranties made by the Company herein shall survive the execution and delivery of this Agreement, the issuance and transfer of all or any portion of the Securities, and the payment of principal of the Notes and any other obligations hereunder issuance and delivery of the Notes hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers or any other holder that is Affiliated with the Purchasers. All statements contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.

16.13 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

16.14 Incorporation. All Exhibits and Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

RUTH U. FERTEL, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

R.C. EQUIPMENT, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

R.F. INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE FRANCHISE INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RCSH HOLDING INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #2, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #3, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #4, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	Authorized Representative

RUTH’S CHRIS STEAK HOUSE #6, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #7, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE OF WASHINGTON, D.C., INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #9, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #10, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #11, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #12, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #13, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #14, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #15, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #16, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #17, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #18, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #19, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #20, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #21, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #22, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #23, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #24, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #25, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #26, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #27, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #28, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #29, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #30, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #31, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #32, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #33, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #34, L.P.

By:	Ruth U Fertel, Inc., its General Partner

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #35, L.P.

By:	Ruth U Fertel, Inc., its General Partner

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #36, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #37, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

RUTH’S CHRIS STEAK HOUSE #38, INC.

By:	/s/ Thomas J. Pennison, Jr.
	Name:	Thomas J. Pennison, Jr.
	Title:	VP - Finance

GS MEZZANINE PARTNERS. L.P.

By:	GS Mezzanine Advisors, L.P., its general partner
By:	GS Mezzanine Advisors, Inc., its general partner

By:	/s/ Eve M. Gerriets
	Name:	Eve M. Gerriets,
	Title:	V.P.

GS MEZZANINE PARTNERS OFFSHORE, L.P.

By:	GS Mezzanine Advisors (Cayman), L.P., its general partner
By:	GS Mezzanine Advisors, Inc., its general partner

By:	/s/ Eve M. Gerriets
	Name:	Eve M. Gerriets,
	Title:	V.P.